     As filed with the Securities and Exchange Commission on July 27, 1999
                                                       Registration No. 33-56982

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                        POST-EFFECTIVE AMENDMENT NO. 6 TO
                         FORM S-1 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  -------------

                    KFC NATIONAL PURCHASING COOPERATIVE, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                          (State or other jurisdiction
                        of incorporation or organization)

                                      5199
            (Primary standard industrial classification code number)

                                   61-0946155
                      (I.R.S. Employer Identification No.)

                                  -------------

                              950 Breckenridge Lane
                           Louisville, Kentucky 40207
                                 (502) 896-5900
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                   -----------

            Daniel E. Woodside, President and Chief Executive Officer
                   KFC NATIONAL PURCHASING COOPERATIVE, INC.
                                 P.O. Box 32033
                           Louisville, Kentucky 40232
                                 (502) 896-5900
                (Name, address including zip code, and telephone
               number, including area code, of agent for service)

                                  ------------

                                   Copies to:
                                 R. James Straus
                                 James A. Giesel
                           BROWN, TODD & HEYBURN PLLC
                             400 West Market Street
                                   32nd Floor
                         Louisville, Kentucky 40202-3363
                                 (502) 589-5400

                                  ------------
                                                        [facing sheet continues]

         Approximate date of commencement of the proposed sale to the public

         As soon as practicable after this amendment to the Registration Statement becomes effective.

                            ------------------------

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box.

                                                              -----
                                                              / X /
                                                              -----


         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                                      Prospectus

                    KFC NATIONAL PURCHASING COOPERATIVE, INC.
                              950 Breckenridge Lane
                                 P. O. Box 32033
                           Louisville, Kentucky 40207
                                 (502) 896-5900

               473 Shares of Membership Common Stock, no par value
                            Series A through G and J
                 451 Shares of Store Common Stock, no par value

         We are offering these shares only to owners and operators of KFC retail outlets to provide working capital for the purchasing programs of the KFC Coop and, by virtue of membership, to encourage KFC operators to use the volume purchasing services of the KFC Coop. Members must purchase one share of Membership Common Stock and that number of shares of Store Common Stock which equals the total number of KFC retail outlets owned or operated by the member. Members are entitled to patronage dividends, if distributed, on the basis of the value of their annual business done with the KFC Coop.

         No market for this stock exists nor is any expected to develop. You should not expect any return on your investment through stock appreciation or per share dividends.

                                  The Offering

                                            Price            Underwriting Discounts          Proceeds
                                            to Operators         and Commissions         to the KFC Coop*
                                            ------------         ---------------         ----------------
Membership Common Stock
  (Series A through G and J)
  Per Share                                 $        10               0                   $         10
  Total                                     $     4,730                                   $      4,730

Store Common Stock
  Per Share                                 $       400               0                   $        400
  Total                                     $   180,400                                   $    180,400

* Before deducting expenses, estimated at $15,000, to be paid by the KFC Coop.

                            ------------------------

         We are using our best efforts to sell these shares. There is no minimum number of shares that must be sold.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OF COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ___________, 1999

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY.................................................................................   1
         Who are we?...............................................................................   1
         Why is this stock being offered?..........................................................   1
         Why should I purchase this stock?.........................................................   1
         How many shares of stock must I purchase to participate in the KFC Coop's programs?.......   1
         May I sell or transfer this stock?........................................................   1
         Will I receive patronage dividends?.......................................................   2
         How do I become a member?.................................................................   2
         Who is being offered this stock?..........................................................   2
         How is this stock being offered?..........................................................   2
         How will these proceeds be used?..........................................................   2
         Is Tricon involved?.......................................................................   2
SUMMARY FINANCIAL INFORMATION......................................................................   3
THE OFFERING.......................................................................................   3
         Why is this stock being offered?..........................................................   3
         How is this stock being offered?..........................................................   3
         How will these proceeds be used?..........................................................   4
         How do I become a member?.................................................................   4
CAPITALIZATION.....................................................................................   5
THE BUSINESS.......................................................................................   5
         Who are we?...............................................................................   5
         What is the Unified Co-op?................................................................   7
         Organizational Structure..................................................................   8
         Purchasing Programs.......................................................................  10
         Distribution..............................................................................  11
         The Tricon Purchasing Agreement...........................................................  13
         Principal Customers.......................................................................  14
         Sources of Supply.........................................................................  15
         Competition...............................................................................  15
         Seasonality...............................................................................  15
         Properties................................................................................  16
SELECTED FINANCIAL DATA............................................................................  16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............  16
         Recent Corporate Reorganization...........................................................  16
         Results of Operations.....................................................................  18
         Year 2000.................................................................................  24
Forward Looking Statements.........................................................................  26
WILL I RECEIVE DIVIDENDS AND PATRONAGE DIVIDENDS?..................................................  26
         Introduction..............................................................................  26
         Patronage Dividend Program................................................................  26
MANAGEMENT OF THE KFC COOP.........................................................................  28
         Executive Compensation....................................................................  34

         Compensation of Directors.................................................................  36
         Transactions With Stockholders, Directors and Officers....................................  36
KFC COOP STOCK.....................................................................................  37
         Lack of Market for KFC Coop Stock.........................................................  37
         Description of KFC Coop Stock.............................................................  37
MISCELLANEOUS......................................................................................  41
         Indemnification and Limits on Monetary Liability..........................................  41
         Where you can find more information.......................................................  42
         Legal Proceedings.........................................................................  42
         Legal Matters.............................................................................  42
         Experts...................................................................................  43

                               PROSPECTUS SUMMARY

WHO ARE WE?

The KFC Coop is a purchasing cooperative which focuses on the purchase of the food, packaging, supplies, equipment and related services used by owners and operators of KFC restaurants, including Tricon Global Restaurants, Inc. Along with cooperatives representing owners and operators of Taco Bell and Pizza Hut restaurants, we are a member of the Unified Foodservice Purchasing Co-op, LLC, which administers our purchasing program. Tricon, together with its subsidiaries, is the franchisor and licensor of the KFC, Taco Bell and Pizza Hut concepts, the developer of products used and sold by the Tricon concepts, and an operator of many KFC, Taco Bell and Pizza Hut retail outlets.

WHY IS THIS STOCK BEING OFFERED?

The KFC Coop is offering these membership interests (a) to raise proceeds to provide working capital for the operation of the KFC Coop; (b) to encourage all KFC outlets, by virtue of membership, to use the volume purchasing services of the KFC Coop and Unified Co-op, thereby enhancing the ability of the KFC Coop and Unified Co-op to achieve economies of scale in purchasing activities; and
(c) to maintain a cooperative in which the only members are Tricon, the KFC National Council and Advertising Cooperative, Inc., and KFC franchisees and licensees, thereby better enabling the KFC Coop to respond to the unique needs and requirements of KFC operators.

WHY SHOULD I PURCHASE THIS STOCK?

You should purchase KFC Coop stock to participate in the purchasing programs we offer for our members, to participate in any patronage dividend program, and to participate in our management through the election of directors. Together with the Unified Co-op, it is our goal to administer purchasing programs for our members which should significantly reduce their store delivered costs of goods and equipment. You should not expect any return on your investment through stock appreciation or per share dividends.

HOW MANY SHARES OF STOCK MUST I PURCHASE TO PARTICIPATE IN THE KFC COOP'S PROGRAMS?

If you are a KFC franchisee or licensee and wish to become a stockholder member of the KFC Coop, you must: (a) purchase one share of Membership Common Stock; and (b) purchase that number of shares of Store Common Stock which equals the total number of KFC traditional retail outlets you own and operate plus one half, rounded up to the nearest whole number, of the total number of non-traditional retail outlets you own and operate, if any.

MAY I SELL OR TRANSFER THIS STOCK?

Transfers of KFC Coop stock are restricted. No market for it exists, nor is any expected to develop. The KFC Coop expects to redeem shares of Membership Common Stock for $10.00 per share from any member who no longer qualifies as a member. The KFC Coop may, but is not obligated to, purchase Store Common Stock. If the KFC Coop does not exercise its right to purchase such Store Common Stock, it may be sold or otherwise transferred, but only to other qualified KFC operators.

WILL I RECEIVE PATRONAGE DIVIDENDS?

The holders of Store Common Stock are entitled to receive dividends or other distributions. However, it is currently anticipated that no dividends, other than patronage dividends, will be paid to stockholder members in good standing. See "Will I receive dividends and patronage dividends?"

HOW DO I BECOME A MEMBER?

To become a member of the KFC Coop you should read this prospectus and send your payment in the amount of $10 for your one share of Membership Common Stock plus $400 for each share of Store Common Stock you are required to purchase to the KFC Coop at Stockholder Records, KFC National Purchasing Cooperative, Inc., 950 Breckenridge Lane, Louisville, Kentucky, 40232.

WHO IS BEING OFFERED THIS STOCK?

We are offering Membership Common Stock (Series A-G and J) and Store Common Stock to (a) persons or entities that are franchisees or licensees of the KFC Corporation, (b) Tricon and (c) the NCAC. The series of Membership Common Stock issued to an operator is generally based on the subscriber's geographic location. See "Description of KFC Coop Stock."

HOW IS THIS STOCK BEING OFFERED?

These shares of stock are being offered through officers, directors and other affiliates of the KFC Coop. Sales will be made to KFC outlet operators only in units consisting of one share of Membership Common Stock and one share of Store Common Stock for each one traditional outlet or each two non-traditional outlets owned by such operator.

HOW WILL THESE PROCEEDS BE USED?

Any net proceeds of this offering will be used to provide working capital for the operation of the KFC Coop. The working capital needs of the KFC Coop may also be met through borrowings.

IS TRICON INVOLVED?

Tricon is a member of the KFC Coop and has purchased one share of Series K Membership Common Stock and the required number of shares of Store Common Stock to be a member in good standing of the KFC Coop. Tricon, however, is not a member of the Unified Co-op. As franchisor of the Tricon concepts and as an operator of many outlets, we believe Tricon is strongly committed to the success of the KFC Coop and Unified Co-op. Tricon entered into an expense sharing arrangement under which Tricon provided $400,000 to the Unified Co-op to assist the Unified Co-op with organizational expenses and Tricon has agreed to purchase through the Unified Co-op virtually all of the goods and equipment needed for the Tricon operated outlets.

                          SUMMARY FINANCIAL INFORMATION
                             (dollars in thousands)

                                                 Year Ended October 31,
                                           ----------------------------------
                                           1998          1997            1996
                                           ----          ----            ----
Consolidated Statements of
  Income:
         Net Sales                       $664,792      $600,132        $580,441
         Net Income                            60           748           1,386
Consolidated Balance Sheets
  (at end of period):
         Working Capital                   16,346        18,305          17,841
         Total assets                      61,338        49,800          49,445
         Members' equity                   17,896        17,586          16,802


                                  THE OFFERING

WHY IS THIS STOCK BEING OFFERED?

         The KFC Coop is offering these securities (1) to raise proceeds to provide working capital for the operation of the KFC Coop; (2) to encourage all KFC operators, by virtue of membership, to use the volume purchasing services of the KFC Coop and Unified Co-op, thereby enhancing the ability of the KFC Coop and Unified Co-op to achieve economies of scale in purchasing activities; and
(3) to maintain a cooperative in which only Tricon, the KFC National Council and Advertising Cooperative, and KFC franchisees and licensees are members, thereby better enabling the KFC Coop to respond to the unique needs and requirements of KFC operators.

HOW IS THIS STOCK BEING OFFERED?

         This KFC Coop stock is being offered directly by officers, directors and other affiliates of the KFC Coop. None of these people will receive any commission or fee in connection with these sales. These shares are only being offered to operators of KFC retail outlets, including Tricon, and the NCAC. Sales are made only in units consisting of one share of Membership Common Stock per operator and one share of Store Common Stock for each outlet (or each two non-traditional outlets) operated by such operator. This KFC Coop stock is being offered on a continuing basis, subject to applicable legal requirements.

         The KFC Coop reserves the right in its sole discretion to accept or reject any membership subscription.

         The shares of KFC Coop stock are being offered on a "best efforts" basis. There is no scheduled termination date for this offering, no minimum required purchase, nor have any arrangements been made to place the funds received in the offering in escrow, in trust or to make other similar arrangements.

         No person is authorized by the KFC Coop to give any information or to make any representations other than those contained in this prospectus in connection with the offering described herein. This prospectus does not constitute an offer of any membership interest other than the shares of KFC Coop stock to which it relates, or an offer by any person within any jurisdiction to any person to whom such offer would be unlawful. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

         As of June 30, 1999, 580 shares of Membership Common Stock and 5,465 shares of Store Common Stock were outstanding.

HOW WILL THESE PROCEEDS BE USED?

         The Membership Common Stock price of $10 per share was determined arbitrarily and bears no relation to a stockholder member's equity, income or other recognized criteria of value. Since July 1, 1983, the offering price of Store Common Stock has been $400 per share. The KFC Coop intends to keep the price of Store Common Stock at $400 per share through at least October 31, 1999, in order to encourage new memberships in the KFC Coop.

         Any net proceeds of this offering will be used to provide working capital for the operation of the KFC Coop. As part of the consideration for its membership interest in the Unified Co-op, the KFC Coop made an initial capital contribution of $1,000,000 to the Unified Co-op and an initial loan to the Unified Co-op of $1,000,000. The working capital needs of the KFC Coop may also be met through borrowing. The KFC Coop currently has a $15 million revolving line of credit with a commercial bank. See "Liquidity and Capital Resources."

HOW DO I BECOME A MEMBER?

         Membership in the KFC Coop is open to all KFC operators.

         To join the KFC Coop you should read this prospectus and send your payment in the amount of $10 for your one share of Membership Common Stock plus $400 for each share of Store Common Stock you are required to purchase to the KFC Coop at Stockholder Records, KFC National Purchasing Cooperative, Inc., 950 Breckenridge Lane, Louisville, Kentucky, 40232.

         If a member at any time becomes an operator of additional KFC outlets, that member must purchase one additional share of Store Common Stock for each additional traditional outlet or each two additional non-traditional outlets.

                                 CAPITALIZATION

         The following table shows the capitalization of the KFC Coop as of June 30, 1999, and as adjusted assuming all shares of Membership and Store Common Stock offered hereby are sold:

                                                                                          ADJUSTED
                                                                                          ASSUMING
                                                                                         ALL SHARES
                                                              OUTSTANDING                  OFFERED
                                                             JUNE 30, 1999                 ARE SOLD
                                                             -------------               ----------
Short-Term Indebtedness *............................         $      1,000              $      1,000
Capital Stock:
         Membership Common Stock,
          (2,000 shares authorized),
           473 shares offered,
           no par value..............................           580 shares              1,053 shares

         Store Common Stock,
           (10,000 shares authorized),
            451 shares offered,
            no par value.............................         5,465 shares              5,916 shares

         * For information concerning the KFC Coop's borrowing arrangements, see "Liquidity and Capital Resources."

                                  THE BUSINESS
WHO ARE WE?

         The KFC Coop is a purchasing cooperative that operates a purchasing program through the Unified Co-op in order to provide its members with the lowest possible store delivered costs for goods and equipment used in their outlets. Our stockholder members are operators of KFC outlets, including Tricon, and the NCAC. Until March 1, 1999, we administered purchasing programs for multiple restaurant concepts, but now we only operate and only plan to operate purchasing programs for KFC operators.

History

         The KFC Coop was incorporated in 1978 on the premise that one central procurement organization for KFC operators could decrease the costs of goods and equipment for KFC operators. Beginning in 1992, the KFC Coop expanded its purchasing programs to include KFC franchisees in Canada, Taco Bell franchisees in the United States and franchisees of non-Tricon related restaurant concepts.

         In March, 1999, pursuant to a corporate reorganization, the KFC Coop stopped operating its KFC-Canada, Taco Bell and non-Tricon related purchasing programs. On March 1, 1999, the KFC Coop split off its Taco Bell purchasing program business into the newly organized Taco Bell National Purchasing Coop, Inc. To effect this split off, the KFC Coop (1) transferred certain assets, liabilities and members' equity that related specifically to its Taco Bell operations to the Taco Bell Coop, and (2) offered KFC Coop stockholders who were Taco Bell operators the opportunity to exchange their shares of KFC Coop stock for shares of Taco Bell Coop stock, pursuant to a tender offer. As of March 23, 1999, the KFC Coop's Canada subsidiary transferred all of its purchasing contracts, equipment, and other assets to the Unified Purchasing Group of Canada, Inc. and no longer operates a purchasing program. As of the date of this prospectus, the KFC Coop only operates a purchasing program through the Unified Co-op for goods and equipment used by operators of KFC outlets. Our Bylaws require us to always do more than 50% of the value of our business with KFC Coop members.

         On March 1, 1999, the Unified Co-op was organized with the three concept coops as its initial members: the KFC Coop, the Taco Bell Coop and the Pizza Hut National Purchasing Coop, Inc. The Unified Co-op provides the support and operational services for each concept coop through combined administrative and purchasing functions. Tricon is a member of each concept coop.

Operations

         Through the Unified Co-op, the KFC Coop makes volume purchases and arranges for the purchases of goods and equipment from manufacturers and suppliers for sale to KFC operators and distributors who supply KFC operators. We work to obtain low prices by making or arranging volume purchase commitments and by assuming other purchasing functions and risks on behalf of KFC operators, distributors and suppliers. We also reduce the cost to the KFC system by assuming many credit, sales, marketing and billing functions, which would otherwise be performed by multiple suppliers. Our volume purchase commitments allow suppliers to reduce their costs since they can more effectively plan their production, purchasing, and inventory levels.

         We also provide our members with advisory services relating to the distribution of goods and equipment, including industry data on distribution costs and service levels, which enable our members to negotiate more effectively with distributors and we sponsor a Distributor Monitor Program to enhance the system of independent distributors available to KFC operators.

         In sum, the KFC Coop provides the convenience of "one-stop" shopping for suppliers, distributors and operators that otherwise might be required to deal with a number of third parties.

         Through the ongoing membership subscription of KFC operators, we seek to maximize our number of members to enhance our ability to achieve economies of scale in our purchasing activities.

WHAT IS THE UNIFIED CO-OP?

         The mission of the Unified Co-op is to work with concept franchisees and licensees and Tricon in the development and supply of goods and equipment for each concept at the lowest sustainable outlet-delivered price.

         In addition to reducing the store delivered costs of goods and equipment, the goals of the organizers of the Unified Co-op were to:

         - Allow the KFC, Taco Bell and Pizza Hut franchisees to work together to identify common interests as Tricon franchisees. Historically, the KFC, Taco Bell and Pizza Hut systems were administered separately in most respects and each system's franchisees had their own franchisee organizations. Now, concept coops for each system are the members of the Unified Co-op which is governed by a board of directors with franchisees from each system;

         - Allow Tricon and its franchisees to work together. There are often tensions between a franchisor and franchisees concerning a myriad of issues such as the terms of franchisee agreements, the expenditure of marketing funds, the advisability of product promotions and changes, and the franchisor's role in the procurement and distribution of goods and equipment. The Unified Co-op should substantially align the interests of Tricon as operator and franchisor and of Tricon's franchisees in the procurement of goods and equipment at the lowest possible sustainable store delivered price;

         - Increase the purchasing power and leverage of the operators' purchasing cooperative by allowing the purchasing cooperative to make larger volume purchase commitments and to speak with one consistent voice with suppliers;

         - Facilitate taking advantage of both title and non-title transactions. Historically, the KFC Coop took title to goods and equipment purchased from vendors and resold them to operators and their distributors. By taking title, the KFC Coop assumed the administrative burden of obtaining payment from operators and their distributors. Historically, Tricon's Supply Chain Management negotiated terms with suppliers pursuant to which suppliers would sell goods and equipment directly to Tricon and other franchisee operators and their distributors, without assuming any credit risks. For instance, prior to the organization of the Unified Co-op, suppliers of goods to AmeriServe Food Distribution, Inc. for resale by AmeriServe to Tricon took the credit risk of payment for those goods, while suppliers that sold to distributors through the KFC Coop looked to the KFC Coop rather than to the distributor for payment. The Unified Co-op combined the KFC Coop's expertise with respect to title transactions and Supply Chain Management's expertise with respect to non-title transactions, allowing the Unified Co-op to evaluate on an item by item, program by program and distributor by distributor basis which kind of transaction will result in the lowest possible sustainable store delivered prices;

         - Allow a higher level of sophistication in purchasing programs and partnerships with suppliers by combining the expertise in each purchasing program and by allowing more specialized purchasing supported by a larger organization;

         - Eliminate most sheltered income, which includes rebates, volume discounts, and promotional allowances, that does not benefit all operators equally. Tricon has agreed to forego the collection of most sheltered income from suppliers and distributors which franchisees believe will allow suppliers and distributors to charge lower prices; and

         - End confusion for valued suppliers and distributors which was caused by uncoordinated, separate communication to suppliers and distributors from Tricon's Supply Chain Management division and a separate franchisee purchasing organization such as the KFC Coop concerning such matters as requirements and purchase commitments and over who "speaks" for the restaurant system.

         In conjunction with our membership in the Unified Co-op, we operate a KFC purchasing cooperative business. Although this business is outsourced to and administered by the Unified Co-op, the KFC purchasing program is subject to significant control, advice and counsel of the KFC Coop. The KFC Coop Board of Directors exercises policy making decisions and administers the patronage dividend program. Although the KFC Coop is an independent corporation, its success is, in large part, linked to the success of the Unified Co-op and the ability of the Unified Co-op to administer purchasing programs which utilize economies of scale to reduce the store delivered costs of goods and equipment to operators.

ORGANIZATIONAL STRUCTURE

         The KFC Coop, the Taco Bell Coop, and the Pizza Hut Coop are the parties to the Operating Agreement for the Unified Co-op dated as of March 1, 1999. The Unified Co-op is a Kentucky limited liability company. Tricon is a recognized third party beneficiary of the Operating Agreement. The Operating Agreement describes the business of the Unified Co-op. The Unified Co-op combines the purchasing volume for goods and equipment within and across Tricon's KFC, Taco Bell and Pizza Hut concepts in order to achieve the lowest possible store delivered costs for outlet operators. The Unified Co-op manages and operates purchasing programs for each of the concept coops consistent with the terms of management agreements between the Unified Co-op and each concept coop. (See "Purchasing Programs.")

         Separate Capital Accounts. Each concept coop has a capital account balance, representing that concept coop's property interest in the Unified Co-op. The capital accounts were initially credited with the fair market value of the assets contributed to the Unified Co-op by each concept coop, plus that concept coop's share of the Unified Co-op's liabilities, minus the amount of the concept coop's liabilities assumed by the Unified Co-op. A concept coop's capital account balance increases by an amount equal to any profits allocated to the concept coop and decreases by an amount equal to any allocations of losses or distributions of net cash flow.

Increases or decreases in a concept coop's share of the Unified Co-op's liabilities will also increase or decrease the concept coop's capital account balance.

         Except as expressly provided in the Operating Agreement, no concept coop is entitled to withdraw any part of its capital contributions or capital account, or to receive any distribution from the Unified Co-op.

         Distributions to Members. The Unified Co-op's net cash flow (defined generally to mean revenues minus expenses and reserves) is retained by the Unified Co-op for reinvestment in the Unified Co-op's business. However, such net cash flow is distributed annually to the concept coops in an amount equal to the federal and state income taxes due with respect to the Unified Co-op's profits for a given year, assuming that the Unified Co-op's profits are taxed at the highest applicable marginal rates. The Unified Co-op may also determine to distribute additional net cash flow over and above the amount necessary to cover the concept coops' taxes. The Unified Co-op's net cash flow arising out of its profits in a given taxable year is distributed among the concept coops in accordance with their relative annual patronage for such year. Any distributions of net cash flow in a given tax year in excess of that amount is distributed among the concept coops in accordance with their relative capital account balances (calculated by excluding each concept coop's initial capital account balance). No member of a concept coop is entitled to receive patronage dividends from the Unified Co-op. Members of a concept coop are entitled to patronage dividends only as provided by the certificate of incorporation and bylaws of their concept coop. See "Will I receive dividends and patronage dividends?"

         Additional Members. The Unified Co-op may admit additional members from time to time at the election of the Unified Co-op Board of Directors, upon the terms and conditions determined by the Unified Co-op Board. A prerequisite to admission to membership in the Unified Co-op is the written agreement by the additional member to be bound by the terms of the Operating Agreement.

         The Unified Co-op Board of Directors. The business and affairs of the Unified Co-op is managed by the Unified Co-op Board. The Unified Co-op Board constitutes the "manager" of the Unified Co-op.

         The number of full voting directors is eight. Unless otherwise provided in each concept coop's bylaws, the Unified Co-op Board consists of (i) the chairperson of the board of each of the concept coops, (ii) one additional representative selected by each of the concept coops, and (iii) two representatives selected by Tricon. Directors are appointed annually by each of the concept coops and Tricon. No director of the Unified Co-op who is appointed by a concept coop may be affiliated with Tricon in any manner other than as a KFC, Taco Bell or Pizza Hut franchisee. Each franchisee member of the Unified Co-op Board must also be a voting member of the board of directors of a concept coop.

         Canadian Operations. On March 23, 1999, the Unified Purchasing Group of Canada, Inc. began its operations as a new unified purchasing cooperative for KFC, Taco Bell, and Pizza Hut operators in Canada. The Canada Coop is a party to the Operating Agreement for the Unified Co-op, but is not a member of the Unified Co-op. The Canada Coop is represented on the Unified Co-op Board by a director who has no vote, except on Canada matters, as defined in the Operating Agreement. The Canada Coop also entered into a purchasing cooperative agreement with Tricon, on terms similar to the Tricon Purchasing Coop Agreement discussed below, that describes Tricon's commitment to the Canada Coop and its purchasing programs.

PURCHASING PROGRAMS

         The Unified Co-op and each concept coop entered into a Purchasing Program Management Agreement. These Management Agreements set forth the terms pursuant to which the Unified Co-op administers purchasing programs on behalf of each concept coop. The initial term of each Management Agreement extends through December 31, 2003 and may be terminated then or on any December 31 thereafter upon one year's notice of termination.

         In general, the management services provided by the Unified Co-op include:

         - Negotiating the lowest possible sustainable prices for goods and equipment from suppliers approved by Tricon for sale through the Unified Co-op or directly by the supplier to Tricon-approved distributors selected by the concept coops and the outlet operators;

         - Assisting the concept coops and outlet operators in negotiating and monitoring freight and distribution arrangements;

         -     Administering related insurance and other service programs; and

         - Negotiating arrangements such as master beverage agreements and regional poultry contracts.

         Examples of some specific programs the Unified Co-op administers for the KFC Coop and its operators are:

         - Corn Program: The Unified Co-op makes large purchase commitments for frozen cob corn at the beginning of each crop year and takes physical possession of this corn shortly thereafter. The corn is stored by the Unified Co-op in freezer equipped storage facilities until it is resold to distributors or franchisees.

         - Insurance Program: Through its subsidiary, Kenco Insurance Agency, Inc., the Unified Co-op sponsors property, casualty and workers' compensation insurance programs and employee benefits programs, including life, health, dental and long-term disability coverage for KFC operators. The Unified Co-op monitors and maintains these insurance programs and distributes general information about these programs to KFC operators.

         - Equipment Staging: The Unified Co-op performs equipment staging services for KFC operators by purchasing and warehousing equipment while it is consolidated into packages for timely and convenient shipment to an operator. The Unified

               Co-op currently leases warehouse space in Louisville, Kentucky for its equipment staging operation.

         Payment to the Unified Co-op. To provide these services, the concept coops agreed in the Management Agreements that the Unified Co-op purchasing programs must be appropriately capitalized, financially self-sustaining, and operated on a cooperative basis. Thus, in exchange for administering these services, the Unified Co-op may retain 10% of the net income generated by each purchasing program. The Unified Co-op distributes the remaining net income to the concept coops on a quarterly and annual basis. However, each concept coop is required to reimburse the Unified Co-op for any net losses. See "Distributions to Members."

         Margins and Distributor Fees. To maintain prudent working capital reserves and provide a sound operational basis for its purchasing programs, the Unified Co-op also generates income by charging distributors (a) mark-ups, or margins, on goods and equipment for which the Unified Co-op takes title or (b) service fees on goods and equipment for which the Unified Co-op does not take title.

         Federal Income Tax Consequences of Patronage Income. Under the Management Agreements, income generated through the management services provided by the Unified Co-op is retained in part as consideration for the Unified Co-op's services, with the balance paid to each concept coop. We believe, based on applicable authorities, that such payments qualify for patronage dividend characterization under Section 1381 through 1388 of the Internal Revenue Code of 1986, as amended, so long as such amounts that are not retained by the KFC Coop for capital and reserves are distributed to our shareholders in accordance with our Certificate of Incorporation and Bylaws. The KFC Coop, however, has not and does not intend to apply for a ruling from the IRS with respect to the characterization of the payments for federal income tax purposes. If the IRS challenged the characterization of the payments and was successful, then we would be liable for taxes and interest for any amounts disallowed as exclusions from its taxable income. See "Will I receive dividends and patronage dividends?"

DISTRIBUTION

         Notwithstanding the Unified Co-op's coordination of the distribution of many goods and equipment to operators, each operator may individually choose their own Tricon-approved distributors. Furthermore, operators may buy goods and equipment directly from the Unified Co-op, directly from distributors (whether or not the distributor purchases from or through the Unified Co-op), or directly from suppliers. All Triconapproved distributors may buy goods and equipment from or through the Unified Co-op for sale or resale to operators, subject to their agreement to enter into a Distributor Participation Agreement with the Unified Co-op. Pursuant to the Distributor Participation Agreement, a distributor agrees to, among other things, remain in compliance with the Unified Co-op's credit standards and policies, provide information to the Unified Co-op regarding its sales to operators, forego most sheltered income, and pay the Unified Co-op a service fee for its purchasing services.

         Distributors purchasing from or through the Unified Co-op usually consolidate orders received from individual operators and place bulk orders with the Unified Co-op and suppliers.

The Unified Co-op consolidates such orders from all distributors and operators for a given item and issues shipping and sales instruction to suppliers. The supplier then ships the goods or equipment directly to the operators or to local distributors who, in turn, deliver the merchandise to operators.

         Title Transactions. For transactions in which the Unified Co-op takes title, suppliers bill the Unified Co-op which, in turn, bills the distributor or operator for any goods or equipment shipped. In title transactions, the Unified Co-op takes title to the goods or equipment and assumes the risks related to taking title, even though the Unified Co-op does not take physical delivery of most merchandise. Also in title transactions, the Unified Co-op extends short-term trade credit to its customers; therefore, it bears the risk that accounts receivable may become uncollectible or may not be paid in accordance with usual terms if an operator experiences financial difficulties.

         Non-Title Transactions. In transactions in which the Unified Co-op does not take title, suppliers bill the distributors directly for the goods or equipment purchased pursuant to the Unified Co-op's orders.

         Other Programs. The Unified Co-op operates a Distributor Monitoring Program which monitors prices and provides reports to franchisees and franchisee committees to assist them in negotiating with and selecting among distribution alternatives in order to receive the best pricing and service. On occasion, the Unified Co-op may provide certain clerical and administrative assistance to such franchisee committees. The Unified Co-op believes that the monitoring program and the formation of purchasing committees strengthens the system of independent distributors since it fosters competition among such distributors.

         The Unified Co-op also maintains an information bank which provides members, upon request, with the following:

         - information concerning prices being paid by distributors for merchandise purchased from or through the Unified Co-op so that members can compare store-delivered cost with the distributors' cost for the goods or equipment;

         - industry data to assist them in analyzing cash discounts, earned weight discounts and other elements of the distributors' costs;

         - industry data on average distributor markups, order size discounts, cash discounts, distributor service levels and other distributor performance guidelines; and

         - information on expected supply levels (especially possible shortages) and on expected changes in prices of goods and equipment.

The Unified Co-op also provides it members with assistance in resolving a wide variety of procurement problems including "out-of-stock" conditions, shipping problems and returned goods disputes.

THE TRICON PURCHASING AGREEMENT

         The Unified Co-op and Tricon entered into the Tricon Purchasing Coop Agreement and the SCM Transfer Agreement, both dated as of March 1, 1999. The Tricon Purchasing Coop Agreement sets forth Tricon's commitment to the purchasing programs of the Unified Co-op and the concept coops, Tricon's supplier and distributor processes, aspects of the relationships between Tricon and suppliers and distributors, and coordination of the Unified Co-op's purchasing activities with the marketing, promotion, and other programs and projects of Tricon. The SCM Transfer Agreement sets forth provisions concerning the Unified Co-op's employment of former Tricon SCM personnel and the assumption by the Unified Co-op of certain SCM purchasing arrangements for goods and equipment.

         Tricon's Commitment. Tricon designated the Unified Co-op as the exclusive administrator of purchasing programs, operated on behalf of the concept coops, for all Tricon owned and operated concept outlets. Tricon also entered into an expense sharing arrangement under which Tricon provided $400,000 to the Unified Co-op to assist the Unified Co-op with specific expenses incurred in its organization and in establishing its purchasing programs. Tricon is a member of each concept coop in accordance with their respective policies and requirements.

         Pursuant to the terms of the Tricon Agreements, Tricon purchases through the Unified Co-op virtually all of the goods and equipment needed for the Tricon operated outlets. Furthermore, Tricon transferred to the Unified Co-op, and the Unified Co-op assumed, certain Tricon contracts and commitments involving the purchase or sale of goods and equipment. The Unified Co-op also made offers of employment to all of the employees of Tricon who were engaged primarily in the purchase or sale of goods and equipment for use or consumption by outlet operators.

         Tricon has the exclusive right and obligation with respect to the purchase and distribution of goods and equipment used by outlet operators to (i) designate and terminate approved suppliers and approved distributors, with significant franchisee involvement, (ii) designate approved goods and equipment, and (iii) develop, designate, modify and update specifications for goods and equipment.

         Sheltered Income. As used in the Tricon Purchasing Coop Agreement, "sheltered income" means so called earned income, rebates, kickbacks, volume discounts, tier pricing, purchase commitment discounts, sales and service allowances, marketing allowances, advertising allowances, promotional allowances, label allowances, back-door income, application fees, inspection fees, quality assurance fees, etc. Sheltered income includes, among other items:

         - fees charged suppliers and distributors in the supplier and distributor approval process;

         - fees charged suppliers and distributors for quality inspections and "hot line" inquiries and complaints;

         - license or trademark fees or rebates charged or expected as a condition of supplier or distributor approval or use, typically paid as a percentage of system-wide volume;

         - higher prices permitted suppliers to amortize research and development expenses undertaken by suppliers at the request of Tricon or otherwise;

         - higher prices permitted suppliers to amortize the cost of excess inventory;

         - higher prices permitted suppliers to amortize the cost of graphics and other product changes;

         -     special or atypical payment terms;

         - payments and allowances to distributors from suppliers based on distributor volume which are not reflected as a reduction in distributor cost or prices; and

         -     special favors, gifts and entertainment.

         Tricon will abide by the terms of the sheltered income provisions of the Tricon Purchasing Coop Agreement which provide that neither Tricon nor the Unified Co-op will receive or benefit from any sheltered income in connection with goods or equipment purchased or used by any outlets. Additionally, neither Tricon nor the Unified Co-op will authorize any approved supplier, approved distributor, or concept coop to receive or benefit from sheltered income, subject to a few exceptions, including an exception for certain disclosed sheltered income permissible for AmeriServe to receive and retain under its distributor agreement with Tricon. The Tricon Purchasing Coop Agreement does not, however, limit or prohibit the right of the Unified Co-op or any concept coop to benefit from any sheltered income, provided that the Unified Co-op shares, and causes each concept coop to share, such sheltered income among each applicable operator (including Tricon) based on the dollar volume of the purchases of such operator that gave rise to the receipt or benefit of such sheltered income.

PRINCIPAL CUSTOMERS

         Although the Unified Co-op sells food and packaging primarily to distributors, the ultimate customers for the goods sold by the Unified Co-op are operators, including Tricon. There can be no assurance that operators will continue to make substantial purchases through the Unified Co-op even if the Unified Co-op's prices and services are competitive with those which can be obtained from other sources. Other than advance purchase commitments for cob corn, frozen chicken products, shortening, promotional items and certain equipment used by certain operators, no member of the KFC Coop, other than Tricon, has any contractual or other obligation to purchase from or through the Unified Co-op. See "Tricon's Commitment."

         On behalf of the KFC Coop, the Unified Co-op sells or arranges for the sale of goods to approximately 30 independent distributors on a regular basis. The KFC Coop had sales to certain distributors in fiscal 1998 in excess of 10% of the KFC Coop's net sales. McLane Foodservice

Group sales for fiscal 1998 were $134,000,000, primarily in support of the Taco Bell system. In fiscal 1998, sales to Sysco Corporation were approximately $94,800,000.


         In fiscal 1998, the KFC Coop's sales to AmeriServe were approximately $94,700,000. In October 1997, PepsiCo spun off its three primary restaurant divisions, KFC, Taco Bell and Pizza Hut, into Tricon. Also during fiscal 1997, PepsiCo sold PepsiCo Food Systems, Inc., to AmeriServe. Through PFS, PepsiCo had previously purchased equipment and supplies for distribution to corporate-owned and franchisee-owned KFC and Taco Bell retail outlets. AmeriServe has been and continues to be a principal customer of the KFC Coop and Unified Co-op, respectively, purchasing goods and equipment for distribution to KFC franchisees.

SOURCES OF SUPPLY

         The Unified Co-op purchases or arranges for the purchase of goods and equipment from Tricon-approved suppliers for those items which operators require, giving all approved suppliers an opportunity to compete for the Unified Co-op's business. The Unified Co-op does not approve suppliers itself, but is involved in the approval process. See "Tricon's Commitment." The Unified Co-op may also from time to time suggest to potential suppliers that they seek approval for their products or facilities. The Unified Co-op's ability to obtain low prices for goods and equipment, subject to Tricon's approval is, in part, dependent upon Tricon approving enough suppliers for any particular product so that there is price competition among approved suppliers. Generally, many suppliers are available to sell any given item purchased or contracted for by the Unified Co-op. However, KFC proprietary original recipe seasoning products are available only through one or a limited number of suppliers. For any item sold by or through the Unified Co-op for which approval is not required, the Unified Co-op purchases products from a wide variety of sources, ranging from local suppliers to large multinational corporations. Approved suppliers generally establish minimum order quantities. The Unified Co-op, in conjunction with Tricon, frequently monitors product quality and services of approved suppliers.

COMPETITION

         The Unified Co-op faces competition from manufactures who sell goods and equipment directly to distributors and operators. Since the Unified Co-op does not provide warehousing and local transportation services, it generally does not compete with distributors for sales to operators which require the distributor to provide such services. However, the Unified Co-op does compete with distributors such as AmeriServe whose functions and services overlap with those of the Unified Co-op in direct sales of equipment.

SEASONALITY

         The KFC Coop's past sales reflect the somewhat seasonal nature of the volume of business done by operators. The sales of the Unified Co-op are expected to continue this seasonal nature. The sales are generally expected to be at their relatively lowest levels during the winter months and are generally expected to be at their relatively highest levels in the summer months.

PROPERTIES

         The KFC Coop does not own or lease any real property or warehousing facilities. As assigned from the KFC Coop, the Unified Co-op currently leases approximately 51,474 square feet of office space at 950 Breckenridge Lane, in Louisville, Kentucky, for its executive offices under leases expiring on February 28, 2005. As assigned from the KFC Coop, the Unified Co-op leases commercial frozen food warehouse facilities on a short-term basis in various locations in connection with its frozen cob corn purchase program. As assigned from the KFC Coop, the Unified Co-op currently leases approximately 19,650 square feet of warehouse space in Louisville, Kentucky, for its equipment staging operation.

                             SELECTED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                              Six Months Ended
                                                  April 30,                                 Year Ended October 31,
                                             ------------------         ----------------------------------------------------------
                                             1999          1998         1998         1997         1996          1995         1994
                                             ----         ----          ----         ----         ----          ----         ----
Consolidated Statements of
 Income:
      Net sales                            $240,357     $303,320     $664,792     $600,132      $580,441      $537,116     $528,010
      Income before patronage
       dividend and income taxes              1,840        1,589        2,757        4,153         5,057         2,771        1,343
      Patronage dividend                      1,714        1,306        2,619        2,890         2,762         1,246          569
      Net income                                 74          159           60          748         1,386           909          461

Consolidated Balance Sheets
 (at end of period):
      Total assets                          $20,176      $48,971      $61,338      $49,800       $49,445       $42,831      $42,767
      Long-term obligation                       --        3,000            0        3,000         3,000         3,000        3,000


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RECENT CORPORATE REORGANIZATION

         On March 1, 1999, pursuant to a corporate reorganization discussed above, the KFC Coop joined with Tricon and franchisee owners and operators of KFC, Taco Bell and Pizza Hut restaurants to form the Unified Coop. The KFC Coop believes that the Unified Coop will enable KFC, Taco Bell and Pizza Hut restaurant owners and operators to reduce their store delivered costs of goods and equipment.

         To facilitate the corporate reorganization, the KFC Coop (i) executed agreements which, among other things, facilitated (a) the KFC Coop's membership in the Unified Coop and (b) the spin off of the KFC Coop's Taco Bell business and (ii) amended its bylaws to conform its patronage dividend program to the operations of the Unified Coop and to make other changes which reflect the spin off of its Taco Bell business.

         In exchange for its membership interest in the Unified Coop, the KFC Coop contributed certain operating assets and cash to the Unified Coop. Pursuant to the Asset Contribution and Liability Assumption Agreement, the KFC Coop assigned, transferred, delivered, and generally set over to the Unified Coop, and the Unified Coop accepted and assumed, certain "Assets," which mean certain of the KFC Coop's contracts, leases, equipment, and prepaid assets (other than any of the same which were transferred to the Taco Bell Coop pursuant to the Agreement and Plan of Corporate Separation), as defined in the Asset Contribution and Liability Assumption Agreement. The Assets did not include any other assets of the KFC Coop, including, without limitation, any accounts receivable, cash or cash equivalents, or goodwill. In return, the Unified Coop assumed and agreed to perform and discharge in full any and all of the KFC Coop's obligations and liabilities under its contracts and leases. The Unified Coop also made offers of employment to all of the employees of the KFC Coop on terms and conditions substantially similar in the aggregate to those in effect before the corporate reorganization, except for Thomas D. Henrion, the KFC Coop's then president and chief executive officer. The KFC Coop and the Unified Coop entered into a Separation and Consulting Agreement with Mr. Henrion.

         Before the corporate reorganization, the KFC Coop organized the Taco Bell Coop as a wholly owned subsidiary. On March 1, 1999, the Agreement and Plan of Corporate Separation effected a division of the KFC Coop's business by transferring all of the KFC Coop's Taco Bell related assets and liabilities to the Taco Bell Coop and spinning off the Taco Bell Coop as an independent entity to the Taco Bell operators who were stockholder members of the KFC Coop and who tendered their shares of the KFC Coop's membership common stock and store common stock pursuant to a tender offer dated January 28, 1999. The nature and amount of consideration given and received and the principle followed in determining the amount of such consideration in the Agreement and Plan of Corporate Separation were determined through negotiations among the KFC Coop, the Taco Bell Coop, and Taco Bell franchisees and their representatives.

         The Taco Bell assets and liabilities included Taco Bell product inventory and equipment, records of Taco Bell operations, miscellaneous Taco Bell supplies and signs, purchase commitment liabilities, intercompany liabilities attributable to accounts payable and other liabilities related to Taco Bell operations paid or assumed by the KFC Coop, and members' equity related to the KFC Coop's Taco Bell operations including retained earnings from prior years of $518,347. In exchange for and in consideration for the transfer of the Taco Bell assets and liabilities to the Taco Bell Coop, the Taco Bell Coop transferred to the KFC Coop the original issue of one share of Taco Bell Coop membership common stock for each tendering member's share of the KFC Coop's membership common stock and one share of Taco Bell Coop store common stock for each share of the KFC Coop's store common stock owned by each tendering member.

         The Taco Bell Coop's obligation to reimburse the KFC Coop for the intercompany liability is reflected in a promissory note at 7.75% for a maximum six month period. The original principal amount of $8,608,568 is collateralized by security interests granted by the Taco Bell Coop to the

KFC Coop pursuant to a security agreement. As of April 30, 1999, the remaining principal balance on the note was $378,592, excluding accrued but unpaid interest.

         The KFC Coop and Taco Bell Coop entered into the Agreement and Plan of Corporate Separation, in part, so that Taco Bell operators could become members of a concept purchasing cooperative in which only Tricon and Taco Bell franchisees are members and the members of the KFC Coop would be members of a concept purchasing cooperative in which only Tricon and KFC franchisees are members.

         The success of the Unified Co-op depends on management's ability to continue to integrate the purchasing operations of the KFC Coop and Tricon's Supply Chain Management, including operational, financial and management information systems.

         The following is a discussion and analysis of the financial condition and the condensed consolidated results of operations of the KFC Coop for the three months ended April 30, 1999. The results of operations for the three months ended April 30, 1999, are not necessarily indicative of the operating results for the entire year.

RESULTS OF OPERATIONS

Second Three Months of Fiscal 1999 Compared to the Second Three Months of Fiscal 1998

         The KFC Coop's corporate reorganization has materially affected its results of operations. As a result of the corporate reorganization, the KFC Coop's primary source of revenues effective March 1, 1999 has been payments pursuant to the KFC Coop's Purchasing Program Management Agreement with the Unified Coop. Because net sales previously recorded by the KFC Coop became net sales of the Unified Coop effective March 1, 1999, the KFC Coop's net sales for the three months ended April 30, 1999, decreased significantly from the same period ended April 30, 1998. Set forth below is comparative information concerning net sales of the KFC Coop and the Unified Coop for the relevant periods.

                                               SALES
                                        (dollars in thousands)

                            QUARTER ENDED 4/30/99      QUARTER ENDED 4/30/98
                            ---------------------      ---------------------
         KFC Coop                   $ 61,819                    $153,741
         Unified Coop                104,699                         N/A
                                    --------                    --------
                                    $166,518                    $153,741
                                    ========                    ========

         Aggregate sales of the KFC Coop and the Unified Coop increased by $12,777,000 or 8.3% for the three months ended April 30, 1999 compared to the same quarter in 1998. Of the aggregate amount, food and packaging sales increased by $11,936,000 or 9%, in part due to the Unified Coop's implementation of the Pizza Hut purchasing program which contributed $23,237,000 in food and packaging sales. Combined sales for KFC-Canada, Dairy Queen, Long John Silvers and

Fazoli's decreased by $17,485,000. The decrease is in part a result of the termination of those programs at the time of the formation of the Unified Co-op and the focus solely on the three Tricon brands (KFC, Taco Bell and Pizza Hut). KFCU.S. food and packaging sales increased by $4,221,000 for the three months ended April 30, 1999, compared to the same quarter in 1998. Aggregate equipment sales for the second fiscal quarter 1999 increased $1,256,000 over 1998. KFC-U.S. equipment sales increased by $2,969,000. This increase was mitigated by the decrease in volumes as a result of the termination of purchasing programs related to the nonTricon brands, similar to food and packaging, as discussed previously.

         For the quarter ended April 30, 1999 and future quarters, the KFC Coop will generally recognize its portion of the income (loss) generated through the Unified Co-op in accordance with the Purchasing Program Management Agreement. Included in the income statement as of April 30, 1999, is $618,926 which represents the KFC Coop's share of the profit generated from the Unified Co-op. In accordance with the Operating Agreement of the Unified Co-op, the operations of the three concept coops were assigned to the Unified Co-op and the synergies in purchasing, in addition to the sharing of expenses, are expected to result in an overall savings to the three brands. Future quarters for the KFC Coop will primarily reflect its share of earnings from the Unified Co-op. For the two months ended April 30, 1999, Taco Bell Coop's and Pizza Hut Coop's equity in earnings of the Unified Co-op were $49,121 and $(443,562), respectively.

         A comparison of selling, general and administrative expenses for the quarters ended April 30, 1999 and 1998 reflects a significant decrease. The 1999 quarter reflects expense through February 28, 1999. On March 1, 1999, with the formation of the Unified Co-op, the employees of the KFC Coop and Tricon's Supply Chain Management became employees of the Unified Co-op.

         As part of the formation of the Unified Co-op, Kenco Insurance Agency, Inc., a subsidiary of the KFC Coop, was transferred to the Unified Co-op. Before the transfer, Kenco declared a dividend payable to the KFC Coop in the amount of $902,669, representing earnings before March 1, 1999, the effective transfer date.

         Income before patronage dividend and income taxes increased by $229,723 or 37.8% which is attributable to the higher sales volumes for KFC-U.S. offset by the absorption of various expenses in the formation of the Unified Co-op. These expenses are primarily associated with a deferred compensation package for the former president of the KFC Coop.

         Patronage dividend exceeds the income before patronage dividend and income taxes as a result of a losses in the international and insurance divisions which are excluded from the patronage dividend calculation for the quarter.

First Six Months of Fiscal 1999 Compared to the First Six Months of Fiscal 1998

         A comparison of material changes between the six months ended April 30, 1999 and the comparable period for the previous year shows:

         The corporate reorganization affected the KFC Coop's results of operations for the six months ended April 30, 1999, similarly to the effects on the three month period ended April 30,

1999 discussed above. The chart set forth below reflects the sales volume of the two entities for the six months periods ending April 30, 1999 and 1998:

                                                    NET SALES
                                              (dollars in thousands)

                                  SIX MONTHS ENDED            SIX MONTHS ENDED
                                         1999                        1998
                                         ----                        ----
         KFC Coop                       $240,357                   $303,321
         Unified Co-op                   104,699                        N/A
                                        --------                   --------
                                        $345,056                   $303,321
                                        ========                   ========

         Total sales for the combined entities increased by $41,735,000 or 13.8%. Total food and packaging sales increased by $37,892,000. Food and packaging sales related to the Pizza Hut concept increased by $39,724,000, Taco Bell related sales increased by $10,505,000 and KFC-U.S. related sales increased by $7,485,000. The year to date reduction in food and packaging attributed to KFC-Canada, Dairy Queen, Long John Silvers and Fazoli's sales was approximately $21,000,000. With respect to the equipment business, KFC, Taco Bell and Pizza Hut related sales had increases of $4,950,000, $4,620,000 and $2,690,000, respectively. Equipment sales for terminated programs reflected decreases of approximately $7,800,000.

         Income before patronage dividend and income taxes increased by $251,360 primarily due to the reduction in expenses associated with the formation of the Unified Co-op and the assumption thereof of certain expenses as previously discussed.

         Management believes the current provision for losses on uncollectible accounts to be adequate.

         The provision for patronage dividend for 1999 has been calculated and accrued on a formula approved by the Board of Directors. For the second quarter of fiscal 1999, the provision was $1,714,176, an increase of $408,049 over the same period last year. The increase is primarily associated with the income from the Unified Co-op based on the allocation to the KFC Coop.

Fiscal 1998 Compared to Fiscal 1997 and Fiscal 1996

         Before the KFC Coop's corporate reorganization on March 1, 1999, the KFC Coop's increases in net sales over the years resulted primarily from increased sales volume, the expansion of product lines and services, and the addition of new customers.

         Net sales for fiscal 1998 were $664,792,000 compared to $600,132,000 for fiscal 1997, an increase of 10.8%. The fiscal 1998 increase is primarily attributable to sales related to the Taco Bell concept. Taco Bell food and packaging sales increased 41.5% while Taco Bell's equipment sales increased 52% in fiscal 1998. The KFC Coop's overall food and packaging sales increased 13.1% in fiscal 1998 from fiscal 1997. Overall sales to KFC operators located in the United States increased approximately 7.0% in fiscal 1998 from fiscal 1997. The termination of sales related to the Fazoli's and Dairy Queen restaurant concepts and the bankruptcy of Long John Silver's decreased sales during fiscal 1998.

         Net sales for fiscal 1997 were $600,132,000 compared to $580,441,000 for fiscal 1996, an increase of 3.4%. The fiscal 1997 increase is primarily attributable to sales related to the Taco Bell, Dairy Queen and Fazoli's concepts and sales to KFC Operators located in the United States. The KFC Coop's food and packaging sales increased 2.2% in fiscal 1997 from fiscal 1996, with significant percentage increases from the Fazoli's and Long John Silver's concepts. The KFC Coop's equipment sales increased by 12.2% in fiscal 1997 from fiscal 1996. Overall sales to KFC-U.S. increased approximately 2.5% in fiscal 1997 from fiscal 1996. KFC-U.S. equipment sales increased by approximately 19.2% in fiscal 1997. Sales related to the KFC Coop's Canadian subsidiary increased approximately 1.5% in fiscal 1997 from fiscal 1996, primarily driven by increased equipment sales. Dairy Queen sales increased approximately 3.3% for fiscal 1997 compared to fiscal 1996, attributable primarily to an increase in food and packaging sales. Taco Bell sales increased approximately 9.7% for fiscal 1997 compared to fiscal 1996. Sales related to Fazoli's increased 5.4% in fiscal 1997 compared to fiscal 1996.

         During fiscal 1997, PepsiCo sold its restaurant distribution subsidiary, Pepsi Food Systems to AmeriServe Food Distribution, Inc. AmeriServe is the third largest KFC Coop customer, purchasing goods for distribution to primarily KFC franchisees. When AmeriServe purchased PFS, it acquired rights under a distribution agreement which, as amended, may extend until 2007. This agreement binds Tricon to use AmeriServe distribution services for Tricon-owned KFC, Taco Bell, and Pizza Hut outlets. The agreement also extends to Taco Bell and Pizza Hut restaurants sold as part of Tricon's announced program of refranchising certain Tricon-owned restaurants to existing and new franchisees. On May 21, 1998, AmeriServe acquired ProSource, Inc. For the year ended October 31, 1997, ProSource was the KFC Coop's sixth largest distributor with total sales of approximately $19,000,000. AmeriServe has stated in its public filings that AmeriServe is and will continue to be highly leveraged as a result of the indebtedness incurred primarily in connection with its acquisition of PFS. The KFC Coop and its members continue to monitor their relationship with AmeriServe. The impact of AmeriServe's acquisition of PFS and the merger with ProSource on the business of the KFC Coop remains uncertain.

         The operations of the Canadian subsidiary (in U.S. dollars) contributed approximately $48,219,000, $51,397,000 and $50,600,000 in sales in fiscal 1998,
1997 and 1996, respectively. The Canadian subsidiary contributed net income of approximately $14,000 in 1998 and $62,000 in each of 1997 and 1996. As of October 31, 1998, 1997 and 1996, the Canadian subsidiary had identifiable assets (in U.S. dollars) of approximately $2,721,000, $3,829,000 and $4,300,000, respectively, consisting of accounts receivable, property and equipment, and amortizable costs. As of March 23, 1999, the KFC Coop no longer operates a purchasing program for operators of KFC outlets in Canada. See "Canadian Operations."

         Income before patronage dividend and income taxes for fiscal 1998 was $2,757,000, a decrease of $1,396,000 compared to fiscal 1997. The decrease is primarily attributable to an increase in selling, general and administrative expenses and an increase in provisions for bad debt reserve. The cost associated with the operation of the KFC Coop's international subsidiary for an entire year in 1998, along with increased travel associated with the KFC Coop's efforts to focus on working more closely with its customers and additional board meetings were the primary contributors to the increase in expenses. The increase in the provision for losses on receivables was a result of the bankruptcy filing of Long John Silver's in October 1998. Management believes it has adequately reserved for the impact of the potential loss. The carrying values of all intangibles are periodically reviewed by management and impairments are recognized when the expected undiscounted future operating cash flows derived from operations associated with such intangible assets are less than their carrying value. As a result of this review all remaining goodwill was written off in the year ended October 31, 1998 resulting in a charge to earnings of approximately $303,000.

         Income before patronage dividend and income taxes for fiscal 1997 was $4,153,000, a decrease of $904,000 over fiscal 1996. The decrease is attributable to an increase in selling, general and administrative expenses, primarily associated with additional staff positions to support expanded involvement with the customer base, including services relative to distribution and project teams, and the related expanded travel costs. The development of the international division, including new staff positions and startup cost, accounts for approximately one-third of the total increase in expenses.

         Other income (expenses) for fiscal 1998 decreased by $40,000 compared to fiscal 1997. The two major components of this change were (i) a net decrease in interest income (expense) of $79,000, due primarily to lower cash balances available for investment, and (ii) and a $29,000 decline in service charge income.

         Other income (expense) for fiscal 1997 decreased by $45,000 compared to fiscal 1996. Service charge income doubled in fiscal 1997, primarily as a result of the payment practice of one distributor customer who chose to make late payments on a significant number of invoices for which service charges were collected. Interest income was lower in fiscal 1997 reflecting the effect of the increased equipment volume on the KFC Coop's cash flow needs.

         Selling, general and administrative expenses for fiscal 1998 increased by approximately 10.9% compared to fiscal 1997. As a percentage of sales, the expenses remained constant at 2.0% in 1998 compared to fiscal 1997. The KFC Coop is constantly monitoring costs to provide the required service at the lowest cost to the stockholder members. Improvements in the area of technology have allowed the KFC Coop to deliver on this objective.

         Selling, general and administrative expenses for fiscal 1997 increased by approximately 11.5% compared to fiscal 1996. As a percentage of sales, the expenses went from 1.9% in fiscal 1996 to 2.0% in fiscal 1997. Four factors contributed to the increase in expenses for fiscal 1997. First, in response to employees leaving the KFC Coop for other jobs in the headquarters' community, a wage and salary survey was conducted and, based on the results, a significant number of employees received upward adjustments in compensation to be competitive in the Louisville market for comparable positions. Second, additional staff was added to focus more directly on the franchisee customers. Field representatives were added to all concepts to work directly with the franchisees and the franchisor on project teams. Third, five new positions were added in fiscal 1997 to form the international division. The growth in our equipment business is the fourth contributing factor. Expenses associated with equipment are significantly higher than expenses associated with food and packaging.

         In fiscal 1998, the KFC Coop terminated its business with operators of non-member concepts in anticipation of establishing the Unified Co-op. During fiscal 1998, sales to operators of retail outlets of quick service restaurant systems other than KFC and Taco Bell in the United States were approximately 17% of sales.

         The KFC Coop pays its member stockholders a patronage dividend based on a formula approved by the board of directors. The percentage of patronage earnings to be paid as patronage dividends increased for fiscal 1998 compared to 1997. For fiscal 1998, the dividend to be paid is $2,619,000 compared to $2,890,000 in fiscal 1997.

         Net income for fiscal 1998 was $60,000, a decrease of $688,000 compared to fiscal 1997. The decrease is due primarily to the increase in selling, general and administrative expenses, and the provision for losses in fiscal 1998 and the board of directors' decision to pay out a greater percentage of patronage earnings as patronage dividends for fiscal 1998 compared to fiscal 1997.

         Net income for fiscal 1997 was $748,000, a decrease of $638,000 compared to fiscal 1996. The decrease is primarily attributable to the increase in selling, general and administrative expenses in fiscal 1997 and the board of directors' decision to pay out a greater percentage of patronage earnings as patronage dividends for fiscal 1997 compared to fiscal 1996.

Inflation

         The prices paid for goods and equipment are, of course, subject to the effects of inflation. In an effort to mitigate the effects of inflation on both the KFC Coop and its customers, the KFC Coop has made advance purchase commitments (but did not take delivery, except for certain items, such as cob corn and equipment for staging) at fixed prices for the volume of goods and equipment it anticipated selling within a reasonable period of time. The KFC Coop has provided its customers with the benefit of forward purchase commitments on price-volatile commodities.

Capital Expenditures

         In fiscal 1998, the KFC Coop invested approximately $508,000 in office furniture and equipment. The KFC Coop spent approximately $174,000 to purchase personal computers. The balance was expended to upgrade the telephone and voice mail systems, purchase office furniture, and upgrade hardware and software for the mainframe computer. Following the corporate reorganization consummated on March 1, 1999, the KFC Coop does not believe it will have significant capital expenditures in the coming fiscal year.

Liquidity and Capital Resources

         Net working capital at April 30, 1999, was $13,432,140, which was a decrease of $2,463,343 since October 31, 1998. The investment and loan to the Unified Coop is the primary use of this working capital. Cash and cash equivalents, notes receivable from Unified Co-op, notes receivable from related parties and deferred income taxes increased by $2,234,103, $5,865,591, $378,592 and $16,388, respectively. Short term borrowings, notes payable, accounts payable, accrued expenses, premium deposits, and patronage dividends decreased by $443,302, $3,000,000, $32,968,021, $2,792,095, $328,807 and $904,739, respectively. These working capital items were offset by decreases in accounts receivable, inventories and prepaid expenses and other current assets of $46,228,849, $5,008,011 and $158,121, respectively.

         The balance sheet is indicative of the transactions associated with the formation of the Unified Co-op. The KFC Coop, on March 1, 1999, contributed certain assets, primarily office equipment, to the Unified Co-op as part of the capital contribution. In addition, the KFC Coop loaned an additional $1,000,000 in the form of a note. The other two members also contributed capital and loans of equal amounts which provided the Unified Co-op capital and loans of $6,000,000 to fund its operations and start up. Based on the formulas to determine working capital requirements by concept (KFC, Taco Bell, and Pizza
Hut) each member of the Unified Co-op is required to provide individually their funds. Each concept coop has its own line of credit and borrows or funds out of its own working capital the needs required to support its own programs with the Unified Co-op. The KFC Coop's current line of credit with its primary bank is $15,000,000. As of April 30, 1999, KFC Coop had provided the Unified Co-op with $5,865,591 in working capital loans in addition to its capital contribution. The KFC Coop also funded, through a note, the spin off of the Taco Bell assets and equity to the Taco Bell Coop. As of April 30, 1999 the balances of this note was $378,592.

         Since the Unified Co-op provides the operational support for the concept coops, the balance sheet of the KFC Coop has substantially changed. After March 1, 1999 receivables and inventory are assets of the Unified Co-op, so the KFC Coop is winding down the collection of its receivables and transferring inventory to the Unified Co-op as needed. Once this is accomplished, the balance sheet of the KFC Coop will primarily consist of cash, investments in and loans to the Unified Co-op, and members' equity.

YEAR 2000

         On March 1, 1999 the software and systems were transferred to the Unified Co-op. The Year 2000 project is addressing the ability of computer programs and embedded computer chips to distinguish the 20th century date from the 21st century date, and is considering our trading partners, application systems, central & distributed computing infrastructure, telephone communications, and physical systems. The Unified Co-op has contracted with EDS data systems to review the results of our Y2K testing and to certify that the all actions, detailed below, are complete in minimizing risk. The Unified Co-op is jointly working with Tricon to address certification for our suppliers and distributors. Contingency plans will be developed for suppliers & distributors which are considered to be "high risk" to our business operations.

         The KFC Coop's core business operations, supported by the Unified Co-op, are run on a third party software that was purchased from American Software, Inc (ASI) in 1989, which have been heavily enhanced inhouse. These systems are comprised of accounting systems, supply chain systems, and Electronic Data Interchange (EDI). In 1996, the KFC Coop contracted with a consulting firm to modify all accounting applications, which was completed in January 1997. The

KFC Coop's supply chain systems had been modified to be Y2K compliant by the KFC Coop internal programming staff. Changes to EDI communications have been upgraded to support either Y2K compliant or noncompliant EDI document specifications. The Unified Co-op is working closely with their EDI partners as they are upgrading to facilitate continued uninterrupted operations. The Unified Co-op is utilizing third party vendors for payroll processing through ADP, which has provided documentation that their system is Y2K compliant. Non-title business information is supported by a third party arrangement with Tricon, which is in the process of providing written documentation that this system is also Y2K compliant.

         The Unified Co-op's core business operations are supported on an IBM AS/400. IBM AS/400 has been verified as Y2K compliant, both for hardware and operating systems, which the Unified Co-op has confirmed through independent testing. The Unified Co-op's NT based LAN environment has been upgraded to the latest Microsoft Y2K compliant software. The Unified Co-op has researched its routers, and network equipment vendors, and has been provided with certification of Y2K compliance. Kenco, a division of the Unified Co-op, operates on a separate system to support its billing and accounting functions. Kenco will upgrade its Novell server to address Y2K compliance. The Unified Co-op's desktop PC's have been upgraded or replaced and the telephone systems' hardware and software has been upgraded such that both are Y2K compliant. Other hardware devices have been confirmed to be Y2K compliant by their respective vendors.

         Management believes that external total cost incurred in connection with the Year 2000 project, for the KFC Coop, was approximately $80,000. The KFC Coop does not expect any subsequent costs to have a material effect on its results of operations or financial conditions. Any additional cost will be borne by the Unified Co-op.

         Based on the progress the Unified Co-op has made in addressing its Y2K issues, management does not foresee interruption in normal business activities or operations associated with its Y2K compliance at this time. However, if the Unified Co-op identifies significant risks related to its compliance management, then it will develop a contingency plan to address those risks. Even given best efforts and execution of the aforementioned planning and testing, disruptions and unexpected business problems may occur as a result of the Y2K issue.

         The failure to correct a material Y2K problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially adversely affect the company's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Y2K problem, resulting in part from the uncertainty of the Y2K readiness of customer and thirdparty suppliers, including utility companies and customers, the company is unable to conclude that the consequences of Y2K failures will not have a material impact on the company's results of operations, liquidity or financial position.

         The discussion and analysis of the Year 2000 issue included herein contains forwardlooking statements and is based on management's best estimates of future events. Risks related to completing the Unified Co-op's Y2K plan include the availability of resources, the Unified Co-op's ability to timely discover and correct the potential Y2K sensitive problems which could have a serious impact on and Unified Co-op's operations, the ability of suppliers to bring their systems into Y2K compliance, and the Unified Co-op's ability to identify and implement effective contingency plans to address Y2K failures.

FORWARD LOOKING STATEMENTS

         This prospectus contains forwardlooking statements under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Although the KFC Coop believes that the forward-looking statements are based upon reasonable assumptions, there can be no assurance that the forward-looking statements will prove to be accurate. Factors that could cause actual results to differ from the results anticipated in the forward-looking statements include, but are not limited to: economic conditions (both generally and more specifically in the markets in which the KFC Coop and its customers operate); competition for the KFC Coop's customers from other distributors; material unforeseen changes in the liquidity, results of operations, or financial condition of the KFC Coop's customers; material unforeseen complications related to addressing the Year 2000 Problem experienced by the KFC Coop, its suppliers, customers and governmental agencies; and other risks detailed in the KFC Coop's filings with the Securities and Exchange Commission, all of which are difficult to predict and any of which are beyond the control of the KFC Coop. The KFC Coop undertakes no obligation to republish forwardlooking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                WILL I RECEIVE DIVIDENDS AND PATRONAGE DIVIDENDS?

INTRODUCTION

         Although the KFC Coop does not engage in business to generate profits, it may nonetheless, in any fiscal year, generate revenues in excess of amounts needed to cover expenses, amortize indebtedness, and provide for reasonable reserves. Thus, even though the KFC Coop endeavors to minimize purchasing fees and mark-ups on goods and equipment to the least amount required to cover its anticipated cost of operations, the KFC Coop may have funds available for distribution to members as patronage dividends.

         Dividends may not be declared or paid with respect to Membership Common Stock. There is no current intention to pay any dividends in the future on Store Common Stock on a per share basis.

PATRONAGE DIVIDEND PROGRAM

         When, in the judgment of the KFC Coop Board of Directors, we should distribute patronage dividends to our members, it will be done in accordance with Article 9 of the Bylaws. (Article 9 of the Bylaws is attached to this prospectus as Exhibit A.) Following, is a brief description of some of the features of the patronage dividend program:

         - Only stockholder members of the KFC Coop are eligible to receive patronage dividends.

         - Patronage dividends are distributed to members on the basis of the value of business done by the KFC Coop or through the Unified Co-op with each member, respectively.

         - For fiscal 1999, the KFC Coop Board has determined that the KFC Coop would pay patronage dividends to its stockholder members in an aggregate amount equal to the lesser of (a) 80% of the KFC Coop's total "pre-tax income," as defined in the KFC Coop's 1999 fiscal year budget, or (b) the amount of the KFC Coop's total "pre-tax income" for fiscal 1999 reasonably allocable to sales with respect to which a patronage dividend is payable.

         - Members who are United States residents must consent to report any patronage dividends received as gross income for federal income tax purposes. The KFC Coop will file a report with the IRS currently on Form 1099-PATR, of the amount of patronage dividends paid to each member.

         - Members resident of countries other than the United States generally are subject to a flat United States tax of 30% on the amount of patronage dividends paid by the KFC Coop. The KFC Coop is required to withhold the 30% tax from the patronage dividend payment, unless the treaty between the United States and a particular country provides for a lower withholding rate.

         - Solely for the purpose of determining the amount of patronage dividends distributable to a particular member, our board of directors may, by resolution, segregate the KFC Coop's business with members into two distinct pools: (i) the "Title Pool," under which will be our net earnings from business with our members in which we take title to goods; and (ii) the "Non-Title Pool," under which will be our net earnings from business with our members in which do not take title to goods.

         - Revenues generated from our purchasing programs administered by the Unified Co-op will be the primary source of funds for any patronage dividends distributed. After the Unified Co-op makes tax distributions to the concept coops, the Unified Co-op may distribute additional net cash flow, whether resulting from patronage or non-patronage sources, to the concept coops in accordance with their relative annual patronage for such year. No concept coop is itself entitled to patronage, but rather may pass such distributions on to its members in accordance with the provisions of its respective patronage dividend program. See "The Business - Organizational Structure - Distributions to Members."

         - The KFC Coop is authorized to make patronage dividend distributions, in part, in a form other than cash. Subject only to the payment of at least 20% of each member's patronage dividend payment, if any, in cash, we may pay each stockholder member all or any portion of any annual patronage dividend in promissory notes. These notes may be subordinated to any liabilities or obligations of a member to the KFC Coop. Additionally, the portion of any patronage dividends which would otherwise be payable in cash to a member may be applied to the payment of any indebtedness, the repayment of which is in default, owed to us by any such member to the extent of such indebtedness; provided, however, that an amount equal to 20% (or, in some cases, 30%) of the total annual patronage dividends distributable for the applicable year to any such member must nevertheless be paid in cash if any such member so requests in writing.

         - The KFC Coop paid a cash patronage dividend totaling $2,890,000 in March 1998 for patronage in fiscal 1997. The KFC Coop paid a patronage dividend totaling $2,619,000 in March 1999 for patronage in fiscal 1998.

                           MANAGEMENT OF THE KFC COOP

         The KFC Coop's Bylaws provide for a board of directors consisting of up to 21 members, plus the Chief Executive Officer of the KFC Coop who is a non-voting ex-officio member of the board. The directors representing each series are nominated by the stockholder members of each series. Each of Series A
- H, J, M and N is entitled to elect, as a series, one member of the Board of Directors, and each of Series K and L is entitled to elect, as a series, two members of the Board of Directors. A vacancy currently exists with respect to the Series N director, which vacancy the KFC Coop does not expect to be filled.

         In addition, the Board of Directors nominates an independent director, who is elected by a plurality vote of the outstanding shares of Membership Common Stock at the annual meeting of members.

         The Board of Directors may also from time to time appoint non-voting members of the Board of Directors who serve unspecified terms at the pleasure of the Board and upon terms and conditions set by the Board. There are currently three non-voting members of the Board. Paul Houston, President of Scott's Restaurants, Inc. in Canada, was appointed a non-voting director in order to facilitate communication between KFC franchisees in the United States and Canada. William Hecht, President of Hecht Management Company, was appointed a non-voting director with the advice and counsel of the Association of Kentucky Fried Chicken Franchisees, Inc. in order to facilitate communication between the AKFCF and the KFC Coop. Don Parkinson, Senior Vice President of Franchising for KFC Corporation, was appointed a non-voting director in order to further facilitate communication between KFC Corporation and the KFC Coop.

         The affirmative vote of three-fifths of all voting members of the Board of Directors is, except as otherwise specifically provided for in the Bylaws, the act of the Board of Directors on any matter properly submitted to the Board of Directors. The Chairman of the Board is elected at each annual meeting by the affirmative vote of three-fifths of the entire board of directors. The independent director may receive compensation as determined by the board of directors. All other members of the Board of Directors serve without compensation, but are reimbursed for reasonable expenses incurred by virtue of their duties as directors.

         With the exception of the independent director and the president, all directors of the KFC Coop are stockholder members of the KFC Coop or an officer, shareholder, employee or partner of an entity which is stockholder member of the KFC Coop. All purchases of goods and equipment made by directors or their affiliates from or through the KFC Coop are made on the same terms and conditions as purchases made by any other KFC operator.

         The following table lists, in addition to other information, the current directors and executive officers of the KFC Coop as of the date of this prospectus, their position with the KFC Coop, and their present principal occupations.

------------------------------------------------------------------------------------------------------------------------------------
                                            POSITIONS
                                               AND         YEAR
                                             OFFICES      FIRST
                                            CURRENTLY     BECAME                                              STORE
                                            HELD WITH    DIRECTOR    TERM AS                   PRESENT       COMMON     PERCENT OF
                                               THE          OR      DIRECTOR     SERIES       PRINCIPAL       STOCK     STORE STOCK
        NAME AND ADDRESS              AGE    KFC COOP    OFFICER     EXPIRES   REPRESENTED   OCCUPATION     OWNERSHIP   OUTSTANDING
------------------------------------------------------------------------------------------------------------------------------------
William E. Allen                       59   Director,      1988       2000        F            Operator           6         **
1624 Lloyd Lane                             Secretary
Cedar Falls, Iowa  50613
------------------------------------------------------------------------------------------------------------------------------------
Christian L. Campbell                  48   Director       1999       2001        K            Sr. Vice           ---       ---
Tricon Global Restaurants, Inc.                                                                President,
P.O. Box 32070                                                                                 Tricon Global
Louisville, Kentucky  40232                                                                    Restaurants, Inc.
------------------------------------------------------------------------------------------------------------------------------------
William R. Carden                      62   Director       1999       2000        Independent  President, The     ---       ---
The Carden Group                                                                               Carden Group
4800 Lakewood, Suite 2
Waco, Texas  76702-3222
------------------------------------------------------------------------------------------------------------------------------------
Bob Carle                              42   Director       1998       1999        D            Operator           7         **
6921 Brayton Drive, Suite 105
Anchorage, Alaska  99507
------------------------------------------------------------------------------------------------------------------------------------
James G. Cocolin                       49   Director       1996       1999        C            Operator           10        **
17 James Street
Kingston, Pennsylvania 18704
------------------------------------------------------------------------------------------------------------------------------------
Ben E. Edwards                         56   Director       1998 ++    1999        B            Operator           10        **
West Texas Foods, Inc.
P.O. Box 64490
Lubbock, Texas  79464
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                            POSITIONS
                                               AND         YEAR
                                             OFFICES      FIRST
                                            CURRENTLY     BECAME                                               STORE
                                            HELD WITH    DIRECTOR    TERM AS                   PRESENT        COMMON    PERCENT OF
                                               THE          OR      DIRECTOR     SERIES       PRINCIPAL        STOCK    STORE STOCK
        NAME AND ADDRESS              AGE    KFC COOP    OFFICER     EXPIRES   REPRESENTED   OCCUPATION      OWNERSHIP  OUTSTANDING
------------------------------------------------------------------------------------------------------------------------------------
Lois G. Foust                          54   Director       1997       2001        L            Operator           2         **
4000 Chestnut Avenue
Long Beach, California  90807
------------------------------------------------------------------------------------------------------------------------------------
William B. Hecht                       59   Non-Voting     1999       ---         ---          Operator           5         **
P.O. Box 1031                               Director
St. Charles, Missouri  63302
------------------------------------------------------------------------------------------------------------------------------------
Edward J. Henriquez, Jr.               61   Director       1994       1999        J            Operator           12        **
610 Valencia Avenue #503
Coral Gables, Florida  33134
------------------------------------------------------------------------------------------------------------------------------------
David G. Neal                          52   Director,      1991 +     2000        E            Operator           94        1.4
JRN, Inc.                                   Chairman
P.O. Box 1257                               of the Board
Columbia, Tennessee  38402
------------------------------------------------------------------------------------------------------------------------------------
James D. Olson                         48   Director       1997       2000        H            President,         266       4.0
Harman Management Corp.                                                                        Harman
199 First Street, Suite 212                                                                    Management
Los Altos, California  94022                                                                   Corporation
------------------------------------------------------------------------------------------------------------------------------------
Don E. Parkinson                       56   Non-voting     1999       ---        ---           Sr. Vice           ---       ---
P.O. Box 32070                              Director                                           President
Louisville, Kentucky  40232                                                                    Franchising, KFC
                                                                                               Corporation
------------------------------------------------------------------------------------------------------------------------------------
Darlene Pfeiffer                       61   Director       1997       2001        L            Operator           4         **
P.O. Box 1185
Port Ewen, New York  12466
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                            POSITIONS
                                               AND         YEAR
                                             OFFICES      FIRST
                                            CURRENTLY     BECAME                                               STORE
                                            HELD WITH    DIRECTOR    TERM AS                   PRESENT        COMMON     PERCENT OF
                                               THE          OR      DIRECTOR     SERIES       PRINCIPAL        STOCK     STORE STOCK
        NAME AND ADDRESS              AGE    KFC COOP    OFFICER     EXPIRES   REPRESENTED   OCCUPATION      OWNERSHIP   OUTSTANDING
------------------------------------------------------------------------------------------------------------------------------------
Charles E. Rawley, III                 48   Director       1999       2001        K          President and        ---       ---
Tricon Global Restaurants, Inc.                                                              Chief Operating
P.O. Box 32070                                                                               Officer, KFC U.S.A.
Louisville, Kentucky  40232
------------------------------------------------------------------------------------------------------------------------------------
James B. Royster                       60   Director, Vice 1998 ++    2000        A           Operator            4         **
1110 West Michigan Avenue                   Chairman
Jackson, Michigan  49202
------------------------------------------------------------------------------------------------------------------------------------
Dean M. Sorgdrager                     36   Director       1996       1999        G           Operator            1         **
6851 Beach Boulevard
Buena Park, California  90620
------------------------------------------------------------------------------------------------------------------------------------
Ronald J. Young                        40   Director       1993       2000        M           Operator            14        **
El Rancho Food Services
2929 Melville Street
Saskatoon, Saskatchewan Canada
S7J 5A6
------------------------------------------------------------------------------------------------------------------------------------
Daniel E. Woodside                     52   Director,      1999        --          --         President,          ---       ---
Unified Foodservice Purchasing Co-op        President,                                        Unified Co-op
950 Breckenridge Lane                       Chief
Louisville, Kentucky  40207                 Executive
                                            Officer
------------------------------------------------------------------------------------------------------------------------------------
William L. Bickley                     46   Chief          1999        ---         ---        Chief Financial     ---       ---
Unified Foodservice Purchasing Co-op        Financial                                         Officer, Unified
950 Breckenridge Lane                       Officer                                           Co-op
Louisville, Kentucky  40207
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                            POSITIONS
                                               AND         YEAR
                                             OFFICES      FIRST
                                            CURRENTLY     BECAME                                              STORE
                                            HELD WITH    DIRECTOR    TERM AS                   PRESENT       COMMON     PERCENT OF
                                               THE          OR      DIRECTOR     SERIES       PRINCIPAL       STOCK     STORE STOCK
        NAME AND ADDRESS              AGE    KFC COOP    OFFICER     EXPIRES   REPRESENTED   OCCUPATION     OWNERSHIP   OUTSTANDING
------------------------------------------------------------------------------------------------------------------------------------
Alice LeBlanc                          41   Vice           1998        ---         ---          Vice President,    ---       ---
Unified Foodservice Purchasing Co-op        President                                           Unified Co-op
950 Breckenridge Lane
Louisville, Kentucky  40207
------------------------------------------------------------------------------------------------------------------------------------
All voting and non-voting directors and officers as a group (20 persons)+++                                        435       7.9
------------------------------------------------------------------------------------------------------------------------------------

         **       Less than one-half of one percent.

         + Mr. Neal has previously served on the Board as one of the two directors representing the National Franchise Advisory Council, the former holder of the Series L share of Membership Common Stock. He first began serving on the Board as a representative of Series E in February 1991.

         ++ Previously served as a director appointed by the National Franchisee Advisory Council.

         +++ Each director, other than Messrs. Woodside and Carden, is, or is affiliated with a member which is, the owner of one share of Membership Common Stock. All voting and non-voting directors and officers as a group (20 persons) own 13 shares of Membership Common Stock, 2.4 percent of the total number of Shares of Membership Common Stock outstanding. The Store Common Stock ownership reflects the number of shares which each director, other than Messrs. Woodside and Carden, beneficially owns. Except as required by law, Store Common Stock has no voting rights. Messrs. Woodside and Carden are neither the owners, nor affiliated with the owners, of any Membership or Store Common Stock.

         During the last five years, Directors Allen, Carle, Cocolin, Edwards, Foust, Hecht, Henriquez, Neal, Olson, Pfeiffer, Royster, Sorgdrager, and Young have been principally engaged in business as Operators, and Mr. Carden has been owner and President of The Carden Group, a management and financial consulting company. Charles E. Rawley, III is President and Chief Operating Officer of KFC U.S.A. Mr. Rawley joined KFC in 1985 as a Director of Operations. He served as Vice President of Operations for the Southwest, West, Northeast, and Mid-Atlantic Divisions from 1988 to 1994, when he became Senior Vice President, Concept Development for KFC. Mr. Rawley assumed his position of Chief Operating Officer in 1995 and President in 1998. Christian L. Campbell is Senior Vice President, General Counsel and Secretary of Tricon. He has served in this position since September 1997. From 1995 to September 1997, Mr. Campbell served as Senior Vice President, General Counsel and Secretary of Owens Corning, a building products company. Before joining Owens Corning, Mr. Campbell served as Vice President, General Counsel and Secretary of Nalco Chemical Company in Naperville, Illinois, from 1990 through 1994. Don E. Parkinson is Senior Vice President, Franchising of KFC, a position he has held since 1990.

         Since March 1, 1999, Daniel E. Woodside has served as the President and Chief Executive Officer of the KFC Coop and the Unified Co-op. From September 1997 through February 1999, Mr. Woodside served as Chief Operating Officer of UniPro Foodservice, Inc. UniPro was formed by the merger of EMCO Food Service Systems, Inc. and ComSource Independent Food Distribution in September 1997. Mr. Woodside served as President of EMCO from 1991 to September 1997. Before his service with EMCO, Mr. Woodside served in various positions with General Foods Corporation for 21 years.

         William L. Bickley is Vice President and Chief Financial Officer of the KFC Coop. He is also Sr. Vice President and Chief Financial Officer of the Unified Co-op. Before joining the KFC Coop and Unified Co-op in March 1999, Mr. Bickley had served PepsiCo, Inc./Tricon Global Restaurants, Inc. Since 1983, his positions with PepsiCo/Tricon included Vice President, Acquisitions and Divestitures - Kentucky Fried Chicken (1996 - 1999); Vice President, North American SmartSourcing-PepsiCo Restaurant Services (1995 - 1996); and Senior Director, Business Planning - Kentucky Fried Chicken (1992 - 1995).

         Alice LeBlanc is Vice President of the KFC Coop and Vice President - KFC Operations for the Unified Co-op. Ms. LeBlanc previously served as the KFC Coop's Vice President and General Manager - KFC Domestic & Canada and Vice President and General Manager of Canadian Operations. From 1992 to 1996, Ms. LeBlanc was the Director of Purchasing for Cara Operations Limited. From 1985 to 1992, she was Director of Purchasing and Technical Services for PepsiCo Food Service International.

         Except for Mr. Woodside, all officers of the KFC Coop who are also directors serve in such offices on a limited, part-time basis without remuneration.

EXECUTIVE COMPENSATION

         The following table shows all cash compensation paid by the KFC Coop for the years ended October 31, 1998, 1997 and 1996 to the most highly compensated executive officers, whose total cash and cash-equivalent remuneration exceeded $100,000 during fiscal 1998(1).

                         Summary of Annual Compensation
                         ------------------------------

                                              Fiscal                                     All Other
Name and Principal Position                    Year         Salary        Bonus(2)     Compensation(3)
---------------------------                    ----         ------        --------     ---------------

Thomas D. Henrion                              1998        $212,127       $90,640         16,200
    President and Chief Executive              1997         208,460        49,940         20,583
    Officer                                    1996         191,798        58,466         22,578

William V. Holden                              1998         111,011        27,126          8,926
    Vice President and Chief Financial         1997         103,665        16,500         12,010
    Officer                                    1996          95,421        16,432         12,444

John W. Inwright                               1998         108,937        27,192          8,896
    Vice President                             1997         103,178        18,150         12,317
                                               1996          88,656        20,000         11,929

Kenneth L. Hartung                             1998         108,233        26,512          8,755
    Vice President                             1997         102,733        16,838         11,802
                                               1996          93,896        15,288         12,662

Alice LeBlanc                                  1998          87,216        24,720         72,922
  Vice President

         (1) As of March 1, 1999, the executive officers of the KFC Coop are:
         Daniel E. Woodside, President and Chief Executive Officer; William L. Bickley, Chief Financial Officer; and Alice LeBlanc, Vice President.

         (2) The KFC Coop had bonus programs for all officers under which, if they achieved certain objectives, they received a bonus of not greater than 40% of their base salaries.

         (3) Includes employer contribution to the KFC Coop's Money Purchase Pension Plan in fiscal 1998 as follows: Mr. Henrion $11,200; Mr. Holden $8,926; Mr. Inwright $8,896; Mr. Hartung $8,755; and Ms. LeBlanc $6,105. For Mr. Henrion, the fiscal 1998 amount includes $5,000, representing the value to Mr. Henrion of the KFC Coop's payments with respect to the insurance policy described below. For Ms. LeBlanc, the fiscal 1998 amount includes $66,817 paid to Ms. LeBlanc in connection with moving expenses and the sale of her home to relocate from Toronto to the KFC Coop's headquarters in Louisville.

         In addition, as part of the KFC's Coop's corporate reorganization discussed above, Thomas D. Henrion, the KFC Coop, and the Unified Co-op executed a Separation and Consulting Agreement. The Separation and Consulting Agreement provided for Mr. Henrion to resign his employment on March 1, 1999 and, thereafter, to provide consulting services to the Unified Co-op and KFC Coop for two years. Mr. Henrion also agreed to non-compete provisions whereby, for two years following the date of the Separation and Consulting Agreement, Mr. Henrion will not work for companies that are specifically listed in the Separation and Consulting Agreement. Under the Separation and Consulting Agreement, Mr. Henrion was paid $500,000 on March 1, 1999 and will be paid $456,300 on the first business day of January 2000 along with health insurance coverage for 10 years.

COMPENSATION OF DIRECTORS AND OFFICERS

         No director, other than the Independent Director, receives any remuneration from the KFC Coop other than reimbursement for long distance travel, hotel accommodations, and $400 per board meeting for out-of-pocket expenses. The Independent Director receives an annual fee of $10,000, plus fees of $1,000 per board meeting attended.

         As of March 1, 1999, the KFC Coop pays no salary or other similar compensation to any officer or employee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Personnel Committee is comprised of Messrs. Houston, Olson, and Ms. Pfeiffer and met four times during fiscal 1998. Before his resignation as a director, Robert P. Peck served as a member of the Personnel Committee during fiscal 1998. Pursuant to a former provision of the KFC Coop's Bylaws, Mr. Peck, as Chairman of the Board, served as the KFC Coop's Chief Executive Officer until May 1993; he received no compensation from the KFC Coop except for the reimbursement for expenses as set forth above in "Compensation of Directors." The Personnel Committee considers personnel policy and practices of the KFC Coop and makes recommendations to the Board of Directors concerning the compensation of all officers.

TRANSACTIONS WITH STOCKHOLDERS, DIRECTORS AND OFFICERS

         All present voting members of the Board of Directors and nominees for the Board, except the Independent Director, are operators or represent operators and have purchased or may purchase equipment and supplies from the KFC Coop or from distributors who purchase from the KFC Coop. All purchases by directors and nominees or their affiliates from the KFC Coop are made on the same terms and conditions as purchases by any other operator. Several operators are also in the business of purchasing equipment and supplies for sale and distribution to other operators and may purchase such equipment and supplies from the KFC Coop.

                                 KFC COOP STOCK

LACK OF MARKET FOR KFC COOP STOCK

         No class of the KFC Coop's capital stock is or will be listed on an exchange or traded in any other public trading market. All KFC Coop stock is and will be issued only to operators of KFC concept outlets, including Tricon, and the NCAC. You should purchase KFC Coop stock to participate in our programs we offer for members, including the patronage dividend program and purchasing programs, and to participate in management through the election of directors. You should not purchase KFC Coop stock with any expectation of a return on your investment through stock appreciation or per share dividends. Membership Common Stock is priced at $10 per share and Store Common Stock is priced at $400 per share. Transfers of KFC Coop stock to third parties are restricted. Consequently, no market exists, nor is expected to develop for these membership interests.

DESCRIPTION OF KFC COOP STOCK

Introduction

         Each qualified operator desiring membership in the KFC Coop is required to purchase one share of Membership Common Stock and that number of shares of Store Common Stock which equals the total number of KFC outlets located in the United States owned and operated by such person, firm or entity. For purposes of calculating the number of shares of Store Common Stock required to be purchased by a KFC operator, the total number of retail outlets equals the total number of traditional retail outlets plus one-half, rounded up to the nearest even number, of the total number of non-traditional retail outlets. A non-traditional retail outlet means a retail outlet with more than one of the following characteristics: (1) a five year or shorter license, (2) a limited menu, (3) sales from a kiosk or other transportable unit, (4) sales from a segregated food service area at a location in a facility (such as an airport, athletic stadium, university or school) established for a primary purpose other than selling food for reasonably immediate consumption, (5) anticipated sales volume less than anticipated sales volume for a traditional retail unit, (6) sales in conjunction with sales of another food concept, or (7) such other characteristics as the KFC Coop Board of Directors may determine are indicative of a nontraditional retail outlet. If a member at any time becomes an operator of additional KFC outlets, he or she is required to purchase one additional share of Store Common Stock for each such additional traditional retail outlet or for each two additional non-traditional retail outlets, as the case may be.

         KFC Coop stock is available to all KFC operators on a nondiscriminatory basis and the purchase of our stock is completely voluntary. While KFC operators do not need to own stock in the KFC Coop to purchase goods and equipment from or through us, our bylaws require that more than 50% of the value of our business be conducted with KFC Coop members.

KFC Coop Membership Common Stock

         The KFC Coop is authorized to issue 2,000 shares of Membership Common Stock, no par value. The following description of Membership Common Stock is qualified in all respects by the KFC Coop certificate of incorporation and bylaws.

         Issuance in Series. Membership Common Stock may be offered and issued in 26 series, designated A-Z. Except for Series H, K and L, which consist of one share each, the KFC Coop Board of Directors has the right, power and authority to establish and increase or decrease the number of shares of each series, except that in no event will the aggregate number of authorized shares of Series A-J and M-Z, inclusive, exceed 1,997 shares.

         Operators of KFC outlets, except for Tricon, Harman, and the NCAC are entitled to purchase one share of Membership Common Stock of one of the following series set forth in Column 1 below, but only if such stockholder member owns or operates, or is deemed to own or operate, a KFC retail outlet in one or more of the areas set forth in the corresponding line(s) of Column 2 below:

               COLUMN 1                      COLUMN 2
               --------                      --------

                SERIES                        AREA
                ------                        ----

                  A        Indiana, Michigan, Ohio and West Virginia

                  B        Arkansas, Colorado, Kansas, Missouri, New Mexico,
                           Oklahoma and Texas

                  C        Connecticut, Delaware, District of Columbia, Maine,
                           Maryland, Massachusetts, New Hampshire, New Jersey,
                           New York, Pennsylvania, Rhode Island and Vermont

                  D Alaska, Hawaii, Idaho, Montana, Oregon, Washington and Wyoming

                  E        Alabama, Florida, Georgia, Kentucky, Louisiana,
                           Mississippi, North Carolina, South Carolina,
                           Tennessee and Virginia

                  F        Illinois, Iowa, Minnesota, Nebraska, North Dakota,
                           South Dakota and Wisconsin

                  G        Arizona, California, Nevada and Utah

                  J        Foreign Territories other than Canada

                  M        Canada

         Harman, Tricon and the NCAC shall be entitled to purchase one share of one of the Series of Membership Common Stock set forth below opposite its name:

                STOCKHOLDER MEMBER                              SERIES
                ------------------                              ------
                Harman                                           H

                KFC National Management Company                  K

                NCAC                                             L

         However, if Harman shall at any time own or operate less than 100 KFC outlets in the United States, then the share of Membership Common Stock owned by Harman shall be exchanged for one share of Membership Common Stock of such other Series as it is eligible to purchase.

         Voting Rights. Each KFC Coop member who holds a share in Series A-H, J and M is entitled to cast one vote to elect one member of the KFC Coop Board of Directors to represent its series. As the sole holder of Series K and L, respectively, KFC National Management Company and NCAC are entitled to cast one vote to elect two members of the KFC Coop Board of Directors to represent its series. As to all other matters on which each KFC Coop member is entitled to vote, each share of Membership Common Stock is entitled to one vote on each matter.

         Limitations on Ownership and Transfer; Redemption. Membership Common Stock may be issued only to persons who satisfy the membership requirements, as set forth above. In general, no more than one share of Membership Common Stock will be issued to any one KFC operator. The KFC Coop Bylaws reflect our one franchisee, one vote principle. When a corporation, partnership or other entity is a franchisee operator, the owner of more than fifty percent of the corporation, partnership or other entity is deemed to be the owner of the shares of Membership Common Stock. Where no person, corporation, partnership or other entity owns more than fifty percent of the outstanding ownership interest of a franchisee operator, the owners of the corporation, partnership or other entity must designate among themselves who is to be deemed to own the share of Membership Common Stock.

         The KFC Coop Bylaws set forth who is entitled to vote certain shares of Membership Common Stock in situations involving individuals who, through different corporations, partnerships or other affiliations, may have an interest in more than one share of Membership Common Stock. In general, the KFC Coop Bylaws provide that no person, firm or entity is entitled to own or have an interest in, directly or indirectly, more than one share of Membership Common Stock.

         Unless otherwise prohibited by law, the KFC Coop will promptly redeem shares of Membership Common Stock held by persons, firms or entities who no longer qualify as KFC Coop members. The redemption price for each share of Membership Common Stock is $10.00 which will be payable in cash, except that, if the KFC Coop is prohibited by law from redeeming such share in cash because the payment would impair the capital of the KFC Coop, the KFC Coop will issue a non-interest bearing promissory note payable whenever the KFC Coop is no longer prohibited by law from making such payment. Membership Common Stock is not transferrable and may only be redeemed by the KFC Coop, as discussed above.

         Liquidation Rights. In the event of any dissolution, liquidation, or other disposition of our assets, after the KFC Coop pays all of its debts and liabilities, the holders of Membership Common Stock will be entitled to receive $10.00 per share. The remaining assets of the KFC Coop will be distributed to the holders of Store Common Stock, as described below.

         General. Membership Common Stock has no preemptive rights. The shares of Membership Common Stock issued in accordance with the terms and conditions of this prospectus are, when issued, duly authorized, validly issued, fully paid and nonassessable and the holders thereof are not liable for any payment of the KFC Coop's debts.

KFC Coop Store Common Stock

         The KFC Coop is authorized to issue 10,000 shares of Store Common Stock, no par value. The following description of Store Common Stock provisions is qualified in all respects by the KFC Coop certificate of incorporation and bylaws.

         Voting Rights. The holders of Store Common Stock are not entitled by virtue of their ownership of Store Common Stock to vote for directors, to participate in meetings or management of the KFC Coop or to vote in any proceedings, except as required by law.

         Limitations on Ownership and Transfer; Redemption. Only holders of record of Membership Common Stock are permitted to purchase shares of Store Common Stock.

         In the event that a holder of Store Common Stock receives a bona fide offer to purchase its shares of Store Common Stock and such holder desires to sell or otherwise convey such shares, such shareholder must first offer to sell the shares to the KFC Coop on the same terms as stated in the offer. The KFC Coop may repurchase the shares on the terms set forth in the offer. However, if the KFC Coop rejects the offer or fails to respond to the offer within 90 days, the holder of the shares of Store Common Stock may sell or otherwise transfer such shares to the person named in the bona fide offer on terms no less favorable than those set forth in the bona fide offer. However, such a transfer may only be made to a person, firm or entity which qualifies as a member of the KFC Coop. The KFC Coop may also, from time to time, purchase shares of Store Common Stock at the request of holders who no longer operate KFC outlets, with respect to the offered shares.

         Distribution and Liquidation Rights. In the event of any distributions by the KFC Coop to our members, liquidation, or other disposition of our assets, after the payment of all of our debts and liabilities and the payment of $10.00 per share to holders of Membership Common Stock, our remaining assets will be distributed to the holders of Store Common Stock on the basis of each member's past patronage insofar as such distribution is practicable.

         General. Store Common Stock has no preemptive or conversion rights. The shares of the Store Common Stock issued in accordance with the terms and conditions of this prospectus are, when issued, duly authorized, validly issued, fully paid and nonassessable and the holders thereof are liable for any payment of the KFC Coop's debts.

                                  MISCELLANEOUS

INDEMNIFICATION AND LIMITS ON MONETARY LIABILITY

         Article 8 of our Certificate of Incorporation provides that a director will not be personally liable to the KFC Coop or its stockholder members for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the KFC Coop or its members, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for the payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law, or (4) for any transaction from which the director derived an improper personal benefit. Only directors, not officers, may benefit from the provisions of Article 8. The limitations of liability extend only to the elimination of a recovery of a monetary remedy. Members may still seek equitable relief, such as an injunction, against any action by a director that is inappropriate. This provision does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         Article 7 of our Bylaws provides for the indemnification of officers or directors who are party to or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative. Such indemnification is against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the officer or director acted in good faith and reasonably believed his or her actions were not opposed to the best interests of the KFC Coop. Officers and directors are not indemnified for criminal actions where they have reason to believe their conduct is unlawful, or in connection with any matter where the officer or director is adjudged to have been liable for negligence or misconduct in the performance of his or her duty, unless a court deems such officer or director to be fairly and reasonably entitled to indemnity.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, is permitted for directors and officers of the KFC Coop pursuant to the provisions discussed above, the KFC Coop has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy and, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

         You can obtain any document discussed in this prospectus by requesting it in writing or by telephone from the KFC Coop at the following address:

                  Stockholder Records
                  KFC National Purchasing Cooperative, Inc.
                  950 Breckenridge Lane
                  Louisville, Kentucky  40232
                  (502) 896-5900

         If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. The KFC Coop intends to provide our members with annual reports containing audited financial statements and quarterly reports containing unaudited financial statements.

LEGAL PROCEEDINGS

         On July 31, 1998, the KFC Coop filed a complaint in Jefferson County Kentucky Circuit Court against Fred Jeffrey, a former consultant to the KFC Coop, and his wife, Julianna Jeffrey, alleging breach of contract, conversion and unjust enrichment. The KFC Coop alleges in its complaint that the Jeffreys breached certain contracts with the KFC Coop by not fully repaying a $600,000 loan from the KFC Coop and for converting certain funds that were to be used to repay that loan. At the time of the filing the complaint, the Jeffreys were in default for approximately $194,037 under the loan. The Jeffreys each filed separate answers to the complaint, denying that they are in default and asserting that the loan was non-recourse in nature. Fred Jeffrey filed a counterclaim against the KFC Coop, alleging that in 1991 the KFC Coop fraudulently induced him into selling his business and becoming a consultant to the KFC Coop, and various other claims including wrongful termination of his consulting agreement with the KFC Coop. The matter is in discovery. Management, after consultation with legal counsel, believes that these claims by Mr. Jeffrey are without merit.

LEGAL MATTERS

         Brown, Todd & Heyburn PLLC, 400 West Market Street, 32nd Floor, Louisville, Kentucky, 40202 has passed upon the legality of the securities we are offering pursuant to this prospectus.

         "Dairy Queen," "Long John Silver's," "Fazoli's," "Taco Bell," "Pizza Hut" and "KFC" are registered trademarks of American Dairy Queen Corporation, Long John Silver's Inc., Seed Restaurant Group, Inc., Taco Bell Corp., Pizza Hut, Inc. and KFC Corporation, respectively and are used in these materials for identification purposes only. The KFC Coop is not affiliated with American Dairy Queen Corporation, Long John Silver's Inc., Seed Restaurant Group, Inc., Taco

Bell Corp., Pizza Hut, Inc. and KFC Corporation, except that KFC Corporation is a stockholder member of the KFC Coop.

EXPERTS

         The consolidated financial statements and schedule of the KFC Coop as of October 31, 1998 and for the year ended October 31, 1998, have been included herein in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements and schedule of the KFC Coop as of October 31, 1997, and for each of the years in the two-year period ended October 31, 1997, have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, now KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   KFC National Purchasing Cooperative, Inc.

            Index to Condensed Consolidated Financial Statements and
                       Consolidated Financial Statements

Report of Independent Accountants                                                                     F-1

Independent Auditors' Report                                                                          F-2

Consolidated Balance Sheets
October 31, 1998 and 1997                                                                             F-3

Consolidated Statements of Income for the years ended
October 31, 1998, 1997 and 1996                                                                       F-4

Consolidated Statements of Members' Equity for the years ended
October 31, 1998, 1997 and 1996                                                                       F-5

Consolidated Statements of Cash Flows for the years ended
October 31, 1998, 1997 and 1996                                                                       F-6

Notes to Consolidated Financial Statements                                                            F-7

Condensed Consolidated Statements of Income for the three months ended
April 30, 1999 and 1998 (Unaudited)                                                                  F-18

Condensed Consolidated Statements of Income and Expense for the six months ended
April 30, 1999 and 1998 (Unaudited)                                                                  F-19

Condensed Consolidated Balance Sheets
April 30, 1999 and October 31, 1998 (Unaudited)                                                      F-20

Consolidated Statements of Cash Flows for the six months ended
April 30, 1999 and 1998 (Unaudited)                                                                  F-21

Notes to Condensed Consolidated Financial Statements                                                 F-22


REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders
KFC National Purchasing Cooperative, Inc.

In our opinion, the accompanying consolidated balance sheet as of October 31, 1998 and the related consolidated statements of income, members' equity and cash flows for the year then ended present fairly, in all material respects, the financial position of KFC National Purchasing Cooperative, Inc. (d/b/a FoodService Purchasing Cooperative, Inc.) and Subsidiaries at October 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP

Louisville, Kentucky
January  26, 1999

INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
KFC National Purchasing Cooperative, Inc.

We have audited the accompanying consolidated balance sheet of KFC National Purchasing Cooperative, Inc. (d/b/a FoodService Purchasing Cooperative, Inc.) and Subsidiaries as of October 31, 1997, and the related consolidated statements of income, members' equity, and cash flows for each of the years in the two-year period ended October 31, 1997. These consolidated financial statements are the responsibility of the Cooperative's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KFC National Purchasing Cooperative, Inc. and Subsidiaries as of October 31, 1997, and the results of their operations and their cash flows for each of the years in the two-year period ended October 31, 1997, in conformity with generally accepted accounting principles.





/s/ KPMG LLP



KPMG LLP

Louisville, Kentucky
December  8, 1997

KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
(D/B/A FOODSERVICE PURCHASING COOPERATIVE, INC.)
CONSOLIDATED BALANCE SHEETS
October 31, 1998 and 1997
(Dollars in thousands)


                                     ASSETS                                             1998           1997
                                                                                      --------       --------
Current assets:
  Cash and cash equivalents                                                           $    272       $    160
  Accounts and note receivable, less allowance for losses of
        $1,393 in 1998 and $1,409 in 1997                                               51,654         41,040
  Inventories:
     Food                                                                                3,306          1,662
     Equipment and promotional items                                                     3,763          3,853
                                                                                      --------       --------

                                                                                         7,069          5,515

  Current note receivable from related party                                                 -             60
  Prepaid expenses                                                                         158            130
  Deferred income taxes                                                                    635            614
                                                                                      --------       --------
        Total current assets                                                            59,788         47,519
                                                                                      --------       --------
Office equipment, at cost, less accumulated depreciation of
     $3,275 in 1998 and $3,039 in 1997                                                     832            660
Note receivable from related party, excluding current portion                              178            118
Note receivable                                                                              -            832
Deferred income taxes                                                                      225            108
Other assets                                                                               315            563
                                                                                      --------       --------

                                                                                      $ 61,338       $ 49,800
                                                                                      ========       ========
                          LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Short-term borrowings                                                               $    444       $    572
  Note payable                                                                           3,000              -
  Accounts payable                                                                      33,554         21,124
  Accrued expenses                                                                       3,496          4,299
  Premium deposits                                                                         329            329
  Patronage dividend                                                                     2,619          2,890
                                                                                      --------       --------

        Total current liabilities                                                       43,442         29,214

Long-term note payable                                                                       -          3,000
                                                                                      --------       --------

        Total liabilities                                                               43,442         32,214
                                                                                      --------       --------

Commitments and contingencies

Members' equity:
  Membership common stock, voting, no par value; authorized, 2,000 shares;
        issued and outstanding, 707 shares in 1998 and 665 shares in 1997                    7              7
  Store common stock, no par value; authorized, 10,000 shares; issued and
        outstanding, 6,730 shares in 1998 and 6,091 shares in 1997                       1,951          1,700
  Unrealized gain/loss on marketable equity security                                        33              -
  Retained earnings                                                                     15,990         15,930
  Currency translation adjustment                                                          (85)           (51)
                                                                                      --------       --------

                                                                                        17,896         17,586
                                                                                      --------       --------

                                                                                      $ 61,338       $ 49,800
                                                                                      ========       ========

The accompanying notes are an integral part of the consolidated financial statements.

KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
(D/B/A FOODSERVICE PURCHASING COOPERATIVE, INC.)
CONSOLIDATED STATEMENTS OF INCOME
for the years ended October 31,1998, 1997 and 1996
(Dollars in thousands)


                                                    1998            1997            1996
                                                  ---------       ---------       ---------
Net sales                                         $ 664,792       $ 600,132       $ 580,441

Cost of goods sold                                  648,046         583,891         564,370
                                                  ---------       ---------       ---------

         Gross profit                                16,746          16,241          16,071

Selling, general and administrative expenses         13,602          12,266          11,006

Provision for losses on receivables                     700             175             406

Other income (expense):
   Service charges                                      158             187              90
   Interest income                                      247             339             508
   Interest expense                                    (272)           (285)           (270)
   Miscellaneous                                        180             112              70
                                                  ---------       ---------       ---------

                                                        313             353             398
                                                  ---------       ---------       ---------

         Income before patronage dividend
           and income taxes                           2,757           4,153           5,057

Patronage dividend                                    2,619           2,890           2,762
                                                  ---------       ---------       ---------

         Income before income taxes                     138           1,263           2,295

Provision for income taxes                               78             515             909
                                                  ---------       ---------       ---------

         Net income                               $      60       $     748       $   1,386
                                                  =========       =========       =========



The accompanying notes are an integral part of the consolidated financial statements.

KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
(D/B/A FOODSERVICE PURCHASING COOPERATIVE, INC.)
CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY for the years ended October 31, 1998, 1997 and 1996
(Dollars in thousands, except per share amounts)


                                              COMMON STOCK
                                        ------------------------                                             UNREALIZED
                                                             AMOUNT                             CURRENCY      GAIN/LOSS
                                                      ----------------------     RETAINED      TRANSLATION     EQUITY
                                         SHARES       MEMBERSHIP     STORE       EARNINGS      ADJUSTMENT     SECURITY
                                        --------      ----------   ---------    ----------    ------------   ----------
Balance, October 31, 1995                             $       6    $   1,582    $   13,796    $        (35)          --

Proceeds from sales of common stock:
  Membership, at $10 per share                55
  Store, at $400 per share                   225                          90
Retirement of common stock:
  Membership, at $10 per share               (17)
  Store, at $400 per share                   (58)                        (22)
Cost in connection with sales of
     common stock                                                         (4)
Net income for the year ended
     October 31, 1996                                                                1,386
Currency translation adjustment                                                                          3
                                                      ----------   ---------    ----------    ------------   ----------
Balance, October 31, 1996                                      6       1,646        15,182             (32)          --

Proceeds from sales of common stock:
  Membership, at $10 per share                77               1
  Store, at $400 per share                   331                         132
Retirement of common stock:
  Membership, at $10 per share               (36)
  Store, at $400 per share                  (186)                        (75)
Cost in connection with sales of
     common stock                                                         (3)
Net income for the year ended
     October 31, 1997                                                                  748
Currency translation adjustment                                                                        (19)
                                                      ----------   ---------    ----------    ------------   ----------
Balance, October 31, 1997                                      7       1,700        15,930             (51)          --

Proceeds from sales of common stock:
  Membership, at $10 per share                64
  Store, at $400 per share                   800                         320
Retirement of common stock:
  Membership, at $10 per share               (22)
  Store, at $400 per share                  (161)                        (64)
Cost in connection with sales of
      common stock                                                        (5)
Net income for the year ended
      October 31, 1998                                                                 60
Currency translation adjustment                                                                        (34)
Gain/loss on marketable equity security                                                                      $       33
                                                      ----------   ---------    ----------    ------------   ----------
Balance, October 31, 1998                             $        7   $   1,951    $   15,990    $        (85)  $       33
                                                      ==========   =========    ==========    ============   ==========


The accompanying notes are an integral part of the consolidated financial statements.

KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
(D/B/A FOODSERVICE PURCHASING COOPERATIVE, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended October  31, 1998, 1997 and 1996
(Dollars in thousands)


                                                                            1998         1997        1996
                                                                          --------     -------     -------
Cash flows from operating activities:
  Net income                                                              $     60     $   748     $ 1,386
  Adjustments to reconcile net income to net cash provided by
          (used in) operating activities:
    Depreciation and amortization                                              376         377         418
    Provision for losses on receivables                                        700         175         406
    Impairment of goodwill                                                     303          --          --
    (Gain) loss on disposals                                                     4           7          (1)
    Deferred income tax expense (benefit)                                     (138)        (23)         44
    Changes in operating assets and liabilities:
          Increase in accounts receivable                                  (11,314)     (3,893)     (3,207)
          (Increase) decrease in inventories                                (1,554)     (3,037)        462
          Decrease in refundable income taxes                                   --          32           6
          (Increase) decrease in prepaid expenses                              (28)          3         (52)
          Increase (decrease) in accounts payable                           12,430        (953)      2,318
          Increase (decrease) in accrued expenses                             (803)      1,272         789
          Decrease in premium deposits                                          --         (10)        (23)
          Increase (decrease) in patronage dividend                           (271)        128       1,516
                                                                          --------     -------     -------

                  Net cash provided by (used in) operating activities         (235)     (5,174)      4,062
                                                                          --------     -------     -------

Cash flows from investing activities:
  Repayments of loan from related party                                         --          56          79
  Repayments of note receivable                                                832          --          12
  Increase in other assets                                                     (11)       (446)        (74)
  Additions to office equipment, net                                          (508)       (322)       (291)
  Purchase of marketable equity security                                       (55)         --          --
  Proceeds from sale of office equipment                                        --          --          17
                                                                          --------     -------     -------

                  Net cash provided by (used in) investing activities          258        (712)       (257)
                                                                          --------     -------     -------

Cash flows from financing activities:
  Increase (decrease) in short-term borrowings, net                           (128)       (866)        561
  Proceeds from sale of stock, net of costs                                    315         130          86
  Retirement of stock                                                          (64)        (75)        (22)
                                                                          --------     -------     -------

                  Net cash provided by (used in) financing activities          123        (811)        625
                                                                          --------     -------     -------

Effect of change in exchange rates on cash and cash equivalents                (34)        (19)          3

                  Net increase (decrease) in cash and cash equivalents         112      (6,716)      4,433

Cash and cash equivalents - beginning of year                                  160       6,876       2,443
                                                                          --------     -------     -------
Cash and cash equivalents - end of year                                   $    272     $   160     $ 6,876
                                                                          ========     =======     =======

Supplemental information:
  Income taxes paid                                                       $    237     $   468     $   937
                                                                          ========     =======     =======

  Interest paid                                                           $    273     $   285     $   270
                                                                          ========     =======     =======

The accompanying notes are an integral part of the consolidated financial statements.

KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
(D/B/A FOODSERVICE PURCHASING COOPERATIVE, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     BASIS OF PRESENTATION:

       The primary purpose of KFC National Purchasing Cooperative, Inc. (d/b/a FoodService Purchasing Cooperative, Inc.) and Subsidiaries (the Cooperative) is to operate as a central procurement organization, making volume purchases of various foods, equipment and supplies primarily for the benefit of Kentucky Fried Chicken (KFC) and Taco Bell retail operators and their distributors.

       KFC Franchisee Purchasing of Canada, Inc., a wholly-owned subsidiary, is a procurement organization for the benefit of Canadian KFC retail operators and their distributors. FoodService Purchasing Cooperative International, Inc., a wholly-owned subsidiary, was formed in 1997 to provide similar services to international franchisees, other than Canada. Kenco Insurance Agency, Inc. sponsors and helps administer insurance programs primarily for KFC franchisees. KFC Franchisee Finance Company, Inc., another wholly-owned subsidiary, has provided financing for equipment purchases of KFC franchisees. In view of the overall nature of its operations, the Cooperative is considered to operate in a single industry segment. The more significant accounting policies of the Cooperative are as follows:

       A. CONSOLIDATION: The accompanying financial statements include the accounts of KFC National Purchasing Cooperative, Inc. and its wholly-owned subsidiaries, KFC Franchisee Insurance Program, Inc. and its wholly-owned subsidiary, Kenco Insurance Agency, Inc., KFC Franchisee Purchasing of Canada, Inc., FoodService Purchasing Cooperative International, Inc. and KFC Franchisee Finance Company, Inc. All significant intercompany balances and transactions have been eliminated in consolidation. The operation of KFC Franchisee Purchasing of Canada, Inc. and FoodService Purchasing Cooperative International, Inc. represent less than 10% of net sales and total assets of the Cooperative.

       B. REVENUE RECOGNITION: The Cooperative purchases a majority of merchandise for its customers from suppliers without taking physical possession of the products. The suppliers ship directly to the customers. The Cooperative takes title to the merchandise and assumes the risk related to taking title upon shipment to the customer based on purchase order terms. For accounting purposes, the Cooperative recognizes revenues and the related costs upon receipt of notification of shipment, primarily an invoice, from the supplier. Management believes the consistent application of this accounting method does not have a significant impact upon the consolidated financial statements.

KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
(D/B/A FOODSERVICE PURCHASING COOPERATIVE, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


1.     BASIS OF PRESENTATION, CONTINUED:

       C. INVENTORIES: Inventories are stated at the lower of cost, primarily determined on the last-in, first-out (LIFO) method, or market. If inventories were valued using the first-in, first-out (FIFO) method, they would have been approximately $41,000 and $19,000 higher at October 31, 1998 and 1997, respectively.

            During 1996, LIFO inventory layers were reduced. This reduction resulted in charging lower inventory costs prevailing in previous years to cost of goods sold, thus reducing costs of goods sold by approximately $18,000, below the amount that would have resulted from replacing the liquidated inventory at end of year prices.

       D. CHECKS DRAWN IN EXCESS OF BOOK BALANCE: Included in accounts payable are checks drawn in excess of book balance. Such amounts were approximately $8,870,000 and $2,406,000 at October 31, 1998 and 1997, respectively.

       E. DEPRECIATION AND AMORTIZATION EXPENSE: Provision for depreciation and amortization is made on the basis of the estimated useful lives of the assets. Principally, the double declining-balance method is used for depreciation of office equipment and the straight-line method is used for amortization of other assets.

            Other assets principally consist of the unamortized portion of non-competition agreements, goodwill and loan origination fees. The non-competition agreements are being amortized over 13 and 5 years. The loan origination fees are being amortized over 5 and 3 years. Goodwill was being amortized over 15 years. The carrying values of all intangibles are periodically reviewed by management and impairments are recognized when the expected undiscounted future operating cash flows derived from operations associated with such intangible assets are less than their carrying value. As a result of this review, all remaining goodwill was written off in the year ended October 31, 1998 resulting in a charge to earnings of approximately $303,000.

       F. STATEMENT OF CASH FLOWS: For purposes of the consolidated statements of cash flows, the Cooperative considers all short-term highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

       G. TRANSLATION OF FOREIGN CURRENCY: The financial statements of KFC Franchisee Purchasing of Canada, Inc. are translated in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation." Foodservice Purchasing Cooperative International, Inc. operates in U.S. funds. Foreign currency transaction gains and losses were not significant in 1998, 1997 and 1996.

KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
(D/B/A FOODSERVICE PURCHASING COOPERATIVE, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


1.     BASIS OF PRESENTATION, CONTINUED:

        H. INCOME TAXES: Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        I. USE OF ESTIMATES: Management of the Cooperative has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.



2.     ACCOUNTS RECEIVABLE AND SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK:

       As of October 31, 1998 and 1997, substantially all of the Cooperative's receivables are obligations of retail operators and their distributors. The Cooperative does not require collateral or other security on most of these accounts. The credit risk on these accounts is controlled through credit approvals, limits and monitoring procedures.

       The note receivable of approximately $832,000 at October 31, 1997 was due from a former distributor customer. In 1995, the Cooperative converted an account receivable from this customer to a note receivable. As of October 31, 1997, the customer had not made timely payments as prescribed by the note and was in default; however, payment was received by the Cooperative during 1998 for the full amount of the note.


3.     BORROWING ARRANGEMENTS:

       The Cooperative has a $3,000,000 term note with its primary bank. Accounts receivable and other property are pledged as collateral. Terms require monthly interest payments, with a balloon principal payment due May 2, 1999. The outstanding balance accrues interest at an annual fixed rate of 6.95%.

KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
(D/B/A FOODSERVICE PURCHASING COOPERATIVE, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


3.     BORROWING ARRANGEMENTS, CONTINUED:

       The Cooperative has a line of credit of $8,000,000 with its primary bank, of which $7,900,000 was available on October 31, 1998. Accounts receivable and other property are pledged as collateral for borrowings under the line. Borrowings on the line of credit bear interest at an annual rate equal to the Federal Funds Rate plus 120 basis points (6.07% as of October 31, 1998). This line of credit expires on May 2, 1999.

       The Cooperative has a $3,000,000 line of credit with National Cooperative Bank (the Bank), of which the entire amount was available as of October 31, 1998. Equipment accounts receivable and equipment inventory are pledged as collateral for borrowings under the line. Borrowings on this line of credit bear interest at LIBOR plus 140 basis points (6.74% as of October 31, 1998). This line of credit expires May 1, 1999. The President of the Cooperative served as a director of the Bank from May 1991 to May 1997.

       The Cooperative has a $4,000,000 (Canadian dollars) line of credit with a Canadian bank, of which approximately $3,469,000 (Canadian dollars) is available at October 31, 1998. Accounts receivable of the Cooperative's Canadian subsidiary are pledged as collateral for borrowings under this line. Borrowings on this line of credit bear interest at an annual rate equal to the bank's prime lending rate with respect to Canadian dollar commercial loans made in Canada (7.00% as of October 31, 1998). This line of credit expires on May 16, 1999.



4.     INCOME TAXES:

       Income tax expense for the years ended October 31, 1998, 1997 and 1996 consists of:

                                                    1998          1997         1996
                                                 ----------   -----------   -----------
        Currently payable:
               Federal                           $  175,000   $   414,000   $   663,000
               State and local                       41,000       124,000       202,000
        Deferred - all taxing jurisdictions        (138,000)      (23,000)       44,000
                                                 ----------   -----------   -----------
                                                 $   78,000   $   515,000   $   909,000
                                                 ==========   ===========   ===========

KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
(D/B/A FOODSERVICE PURCHASING COOPERATIVE, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


4.     INCOME TAXES, CONTINUED:

       A reconciliation of the difference between income tax expense computed at the Federal statutory rate of 34% and income tax expense follows:

                                                                        1998         1997         1996
                                                                      ---------   ----------   ----------
         Computed "expected" tax expense                              $  47,000   $  429,000   $  780,000
         Increase (decrease) in income taxes resulting from:
            State and local income taxes, net of federal
                  income tax benefit                                     27,000       83,000      133,000
            Other, net                                                    4,000        3,000       (4,000)
                                                                      ---------   ----------   ----------
                                                                      $  78,000   $  515,000   $  909,000
                                                                      =========   ==========   ==========

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at October 31, 1998 and 1997 are presented below:

                                                                        1998        1997
                                                                      ---------   ---------
          Accounts receivable, principally due to allowance
             for doubtful accounts                                    $ 558,000   $ 575,000
          Lease recognition                                              25,000      55,000
          Accounting reserves not currently deductible for income
             tax purposes                                               127,000      64,000
          Impaired goodwill written off, not currently deductible
             for income tax purposes                                    118,000           -
          Other                                                          32,000      28,000
                                                                      ---------   ---------
                                 Net deferred tax asset               $ 860,000   $ 722,000
                                                                      =========   =========

       Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Cooperative will realize the benefits of these temporary differences. Accordingly, no valuation allowance for deferred tax assets was recorded as of October 31, 1998, 1997 and 1996.

       The Board of Directors is authorized, after considering the Cooperative's need for capital and reserves, to distribute patronage cash dividends. The patronage dividend for 1998 is based upon shareholder members' retaining membership in the Cooperative through October 31, 1998 and the value of any purchase of equipment and supplies made from the Cooperative, or through participating distributors from November 1, 1997 through October 31, 1998. The patronage dividends for 1997 and 1996 were based upon similar facts as described in the preceding sentence.

KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
(D/B/A FOODSERVICE PURCHASING COOPERATIVE, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


4.     INCOME TAXES, CONTINUED:

       The Internal Revenue Code of 1986, as amended, provides that corporations "operating on the cooperative basis" generally may exclude from their taxable income amounts paid as patronage dividends. The Cooperative would be liable for taxes associated with the disallowance of any patronage dividend deduction.

5.     MEMBERSHIP AND STORE COMMON STOCK:

       Membership common stock may be issued only to persons who satisfy shareholder membership requirements and generally no more than one share of such stock will be issued to any one person. Membership common stock may not be transferred to any person other than the Cooperative. In the event that a shareholder no longer qualifies for membership, the Cooperative is required to redeem such shareholder's membership common stock at a redemption price of $10.00 per share.

       Store common stock may be issued only to persons who satisfy the shareholder membership requirements and each shareholder member must generally purchase one share of store common stock for each KFC or Taco Bell retail outlet which such shareholder member owns and operates. Store common stock may be transferred to persons, firms or entities who qualify for membership in the Cooperative if the Cooperative does not exercise its right of first refusal to purchase such shares.

6.     MAJOR CUSTOMERS:

       The Cooperative had sales to certain distributors in excess of 10% of net sales. One customer accounted for sales of approximately $134,000,000, $104,000,000 and $120,000,000 for the years ended October 31, 1998, 1997 and 1996, respectively. This customer's outstanding accounts receivable balances were approximately $12,003,000, $6,659,000 and $7,094,000 at
       October 31, 1998, 1997 and 1996, respectively. A second customer accounted for sales of approximately $94,700,000, $99,874,000 and $84,000,000 for the years ended October 31, 1998, 1997 and 1996, respectively. This customer's outstanding accounts receivable balances were approximately $4,880,000, $6,306,000 and $6,104,000 at October 31,
       1998, 1997 and 1996, respectively. A third customer accounted for sales of approximately $94,754,000, $86,773,000 and $80,300,000 for the years ended October 31, 1998, 1997 and 1996, respectively. This customer's outstanding accounts receivable balances were approximately $5,633,000, $5,552,000 and $4,758,000 at October 31, 1998, 1997 and 1996,
       respectively.

KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
(D/B/A FOODSERVICE PURCHASING COOPERATIVE, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


6.     MAJOR CUSTOMERS, CONTINUED:

       In October 1997, PepsiCo, Inc. spun off its three primary restaurant divisions - KFC, Taco Bell, and Pizza Hut - into a new public company, Tricon Global Restaurants, Inc. (Tricon). Also during fiscal 1997, PepsiCo sold its restaurant distribution subsidiary, Pepsi Food Service
       (PFS) to AmeriServe Food Distribution, Inc. (AmeriServe). AmeriServe has been and continues to be the second largest Cooperative customer, purchasing goods for distribution primarily to KFC franchisees. When AmeriServe purchased PFS, it acquired rights under a distribution agreement which as amended may extend until 2007. This agreement binds Tricon to use AmeriServe distribution services for Tricon owned KFC, Taco Bell, and Pizza Hut outlets. The agreement also extends to Taco Bell and Pizza Hut restaurants sold as part of Tricon's announced program of refranchising certain Tricon-owned restaurants to existing and new franchisees. AmeriServe does not purchase goods through the Cooperative for distribution under its Tricon agreement. On May 21, 1998, AmeriServe acquired ProSource, Inc. (ProSource). For the year ended October 31, 1997, ProSource was the Cooperative's sixth largest distributor with total sales of approximately $19,000,000. AmeriServe has stated in its public filings that AmeriServe is and will continue to be highly leveraged as a result of the indebtedness incurred primarily in connection with its acquisition of PFS. The Cooperative and its members continue to monitor their relationship with AmeriServe. The impact of Tricon's formation, AmeriServe's acquisition of PFS and the merger with ProSource on the business of the Cooperative remains uncertain.

       Scott's Restaurants, Inc. (Scott's) is the largest KFC franchisee in Canada, with approximately 353 retail outlets. The operations of the Canadian subsidiary are substantially dependent on its business connected with Scott's. On October 10, 1997, following a court ruling favorable to KFC (Canada), KFC (Canada) delivered a notice terminating Scott's franchise license agreement to operate KFC outlets. Scott's obtained a stay of the termination pending judicial appeal which resulted in an appealable ruling favorable to Scott's. On October 30, 1998, Scott's and KFC (Canada) announced that they had signed an agreement providing for the sale to the public of the Scott's KFC outlets and selected KFC (Canada) owned outlets throughout Canada by way of a newly organized income trust. The proposed sale is subject to approval by the shareholders of Scott's and market conditions at the time of the public offering of income trust securities. It is the intention of the parties that the transaction be completed irrespective of further litigation between the parties regarding Scott's franchise agreement. The closing date for the transaction is scheduled for March 1, 1999. Once closed, the parties will exchange mutual releases with respect to the litigation. If the transaction is not successfully completed, their agreement provides that the parties will negotiate alternate strategies for the disposition of Scott's KFC business. The Cooperative continues to monitor the Scott's situation. The loss by the Canadian subsidiary of Scott's KFC business would have an adverse effect on the Cooperative's Canadian operations.

KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
(D/B/A FOODSERVICE PURCHASING COOPERATIVE, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


7.     RETIREMENT PLAN:

       The Cooperative has a thrift and profit-sharing plan and a money purchase pension plan which covers all employees who meet certain requirements as to age and length of service. The thrift and profit-sharing plan is funded under two allocation methods. The first is funded through a thrift plan agreement under Section 401(k) of the Internal Revenue Code whereby contributions made by those employees who elect to participate are matched, in accordance with plan guidelines and limitations, by the Cooperative. The second allocation, which covers all employees and was introduced in 1986, is funded by the Cooperative as determined by the Board of Directors, subject to certain limitations. The money purchase pension plan, established November 1, 1991, provides for an employer matching contribution of 2% to 7% of eligible compensation.

       The Cooperative's combined contributions relating to these plans were approximately $609,000, $556,000 and $498,000 for 1998, 1997 and 1996,
       respectively.

8.     COMMITMENTS AND CONTINGENCIES:

       The Cooperative's leasing arrangements include office space and equipment leased under customary leasing arrangements which include in some instance options to renew or purchase the leased items. All such leases are considered operating leases.

       The following is a schedule of future lease obligations:

                  YEAR ENDING
                   OCTOBER 31
                  -----------
                      1999                  $       925,000
                      2000                          806,000
                      2001                          721,000
                      2002                          764,000
                                            ---------------
                                            $     3,216,000
                                            ===============

       Rental expense was approximately $839,000, $774,000 and $719,000 in 1998, 1997 and 1996, respectively.

       In the ordinary course of business, the Cooperative becomes involved in various claims and legal actions. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Cooperative's consolidated financial statements.

KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
(D/B/A FOODSERVICE PURCHASING COOPERATIVE, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


8.     COMMITMENTS AND CONTINGENCIES, CONTINUED:

       The Cooperative endeavors to obtain the lowest purchase prices by making large volume purchase commitments at fixed prices and by assuming other procurement functions and risks that reduce the suppliers' cost. These commitments are made throughout the year based on anticipated demands of the restaurant operators, with terms usually of less than a year and conditions varying from product to product. Commitments made in the past have resulted in minimal losses. No significant losses are expected from existing commitments.

       In April 1996, the Cooperative entered into a finance program for stockholder members cosponsored by the Bank. The program initially provided up to $20,000,000 in loans to Cooperative members which range from $100,000 to an individual maximum of $2,000,000. The Cooperative has guaranteed from 10% to 25% of the declining balance based on each loan's classification. The Bank has agreed to maintain a reserve account which will be applied to losses prior to the Cooperative incurring any loss. The reserve account is funded pursuant to the program agreements. The Bank's commitment to provide such loans terminated in June 1997. As of October 31, 1998, the Bank has funded approximately $6.5 million of borrowings outstanding under this program. The Cooperative evaluates the credit risk associated with their guarantees through credit and monitoring procedures associated with their approval and periodic payments and reporting from the primary lender, the Bank. Currently, no losses are expected by the Cooperative under this program.

9.     FINANCIAL INSTRUMENTS:

       The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical amounts.

       The carrying amounts of cash and cash equivalents, accounts receivable
       (net), short-term borrowings, accounts payable and accrued expenses approximate the fair value of these instruments because of the short maturity of these instruments.

       The carrying amount of the long-term note payable approximates fair value because the interest rate approximates that currently offered to the Cooperative for similar debt instruments.

       It is not practical to estimate the fair value of the note receivable from related party due to the related party nature of that instrument.

KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
(D/B/A FOODSERVICE PURCHASING COOPERATIVE, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


10.  IMPACT OF NEW ACCOUNTING STANDARDS:

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." Management believes that the adoption of SFAS No. 130 in fiscal 1999 will not have a material adverse affect on the Cooperative's consolidated financial statements.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement is effective for financial statements for fiscal years beginning after December 15, 1997. Management is continuing to assess the disclosure impacts of adopting SFAS No. 131 in fiscal 1999.

     In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement is effective for financial statements for fiscal years beginning after December 15, 1997. Management is continuing to assess the disclosure impacts of adopting SFAS No. 132 in fiscal 1999.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management believes that the adoption of SFAS No. 133 in fiscal 1999 will not have a material adverse affect on the Cooperative's consolidated financial statements.


11.  PROPOSED CORPORATE REORGANIZATION:

     In conjunction with Tricon Global Restaurants, Inc. and franchisee owners and operators of KFC, Taco Bell and Pizza Hut restaurants, on October 21, 1998, the Cooperative publicly announced the proposed formation of a "unified" purchasing cooperative focusing on the purchase of the food, packaging, supplies, equipment, and related services used in these restaurants. The Cooperative would transfer most operating assets and liabilities and its employees to the unified cooperative in exchange for its membership interest therein. In connection with forming the new unified cooperative, the Cooperative expects to split-off to a newly organized Taco Bell purchasing cooperative the portion of its business which operates purchasing programs for its Taco Bell members. Through this new entity, owners and operators of Taco Bell restaurants, including Tricon, would participate with the Cooperative and a newly organized Pizza Hut purchasing cooperative in the purchasing programs of the unified cooperative. Although administered by the new unified cooperative, the KFC purchasing program would be subject to significant control, advice and counsel of the Cooperative. The Cooperative would continue to exercise policy-making decisions and administer the patronage dividend program in accordance with past practices.

KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
(D/B/A FOODSERVICE PURCHASING COOPERATIVE, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


11.  PROPOSED CORPORATE REORGANIZATION, CONTINUED:

     The process is subject to the approval of the members of the Cooperative, Proxy statements soliciting such approval will be distributed to holders of record of the Cooperative's outstanding shares of membership common stock as of the close of business on January 27, 1999. Concurrently with the solicitation of proxies, the Cooperative is making a tender offer to holders of Taco Bell series membership common stock to transfer to the tendering members all of the shares of the newly organized Toco Bell cooperative in exchange for the surrender by the tendering members of all of their shares of the Cooperative membership common stock and store common stock.

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Income and Expenses

               For the three months ended April 30, 1999 and 1998

                                   (Unaudited)

                                                                  1999            1998
                                                                  ----            ----
Net sales                                                    $ 61,819,049    $ 153,740,546
Cost of goods sold                                             60,349,149      149,623,336
                                                             ------------    -------------
             Gross profit                                       1,469,900        4,117,210
Equity in earnings from Affiliate - Unified Co-op                 618,926               --
                                                             ------------    -------------
Selling, general and administrative expenses                   (1,196,753)      (3,561,344)
Provision for losses on receivables                              (132,571)         (52,505)
                                                             ------------    -------------
                                                               (1,329,324)      (3,613,849)
                                                             ------------    -------------
Operating income                                                  759,502          503,361
                                                             ------------    -------------
Other income (expenses):
             Service charges                                       48,860           48,262
             Interest income                                       15,125          104,868
             Interest expense                                     (48,629)         (62,071)
             Miscellaneous                                         62,905           13,620
                                                             ------------    -------------
                                                                   78,261          104,679
                                                             ------------    -------------
                         Income before patronage
                           dividend and income taxes              837,763          608,040
Patronage dividend                                                895,047          427,717
                                                             ------------    -------------
                         (Loss) income before income taxes        (57,284)         180,323
(Benefit) provision for income taxes                              (11,905)          87,571
                                                             ------------    -------------
                         Net (loss) income                   $    (45,379)   $      92,752
                                                             ============    =============

The accompanying notes are an integral part of the condensed consolidated financial statements.

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Income and Expenses

                For the six months ended April 30, 1999 and 1998

                                   (Unaudited)

                                                         1999             1998
                                                         ----             ----
Net sales                                           $ 240,356,725     303,320,196
Cost of goods sold                                    234,413,390     295,047,577
                                                    -------------    ------------
        Gross profit                                    5,943,335       8,272,619
Equity in earnings from Affiliate - Unified Co-op         618,926              --
                                                    -------------    ------------
Selling, general and administrative expenses           (4,585,657)     (6,774,658)
Provision for losses on receivables                      (177,458)        (95,011)
                                                    -------------    ------------
                                                       (4,763,115)     (6,869,669)
                                                    -------------    ------------
Operating income                                        1,799,146       1,402,950
                                                    -------------    ------------
Other income (expenses):
        Service charges                                   127,996          93,002
        Interest income                                    23,515         177,132
        Interest expense                                 (204,138)       (126,805)
        Miscellaneous                                      93,457          42,337
                                                    -------------    ------------
                                                           40,830         185,666
                                                    -------------    ------------
               Income before patronage
                 dividend and income taxes              1,839,976       1,588,616

Patronage dividend                                      1,714,176       1,306,127
                                                    -------------    ------------
               Income before income taxes                 125,800         282,489
Provision for income taxes                                 51,914         123,911
                                                    -------------    ------------
               Net income                           $      73,886         158,578
                                                    =============    ============


The accompanying notes are an integral part of the condensed consolidated financial statements.

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)

                                                                                       Derived from
                                                                                          audited
                                                                                         financial
                                                                                        statements
           Assets                                                    April 30,          October 31,
           ------                                                      1999                1998
                                                                       ----                ----
Current Assets:
         Cash and cash equivalents                                  $  2,505,956       $    271,853
         Accounts receivable, less allowance for
            losses of $1,153,455 at  April 30, 1999                    4,924,781         51,153,630
            and $1,392,579 at October 31, 1998
         Inventories                                                   2,060,477          7,068,488
         Prepaid expenses and other current assets                           178            158,299
         Current portion of deferred income taxes                        651,893            635,505
         Notes receivable from Unified Co-op                           5,865,591                 --
         Notes receivable from related parties                           428,592             50,000
                                                                    ------------       ------------
                        Total Current Assets                          16,437,468         59,337,775
                                                                    ------------       ------------
Investment in Unified Co-op                                            1,618,926                 --
Note receivable from Unified Co-op                                     1,000,000                 --
Notes receivable from related parties, excluding current portion         627,948            627,948
Deferred income taxes, excluding current portion                          52,640            225,216
Other assets                                                             438,953          1,147,063
                                                                    ------------       ------------
                        Total  Assets                               $ 20,175,935       $ 61,338,002
                                                                    ============       ============
         Liabilities and Members' Equity
Current Liabilities:
         Short-term borrowings                                      $      1,000       $    444,302
         Notes payable                                                        --          3,000,000
         Accounts payable                                                586,203         33,554,224
         Accrued expenses                                                703,950          3,496,045
         Premium deposits                                                     --            328,807
         Patronage dividend                                            1,714,175          2,618,914
                                                                    ------------       ------------
                        Total Current Liabilities                      3,005,328         43,442,292
                                                                    ------------       ------------
Commitments and Contingencies
Members' Equity:
         Membership common stock                                           6,250              7,070
         Store common stock                                            1,683,163          1,950,708
         Accumulated other comprehensive income                          (64,611)           (52,323)
         Retained earnings                                            15,545,805         15,990,255
                                                                    ------------       ------------
                                                                      17,170,607         17,895,710
                                                                    ------------       ------------
                        Total  Liabilities and Members' Equity      $ 20,175,935       $ 61,338,002
                                                                    ============       ============

The accompanying notes are an integral part of the condensed consolidated financial statements.

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Cash Flows
                For the six months ended April 30, 1999 and 1998
                                   (Unaudited)

                                                                                      1999            1998
                                                                                      ----            ----
Cash Flows from Operating Activities:
  Net Income                                                                      $     73,886    $   158,578
  Adjustments to reconcile net income to
    net cash provided by (used in) operating activities:
               Depreciation and amortization                                           119,373        212,491
               Provision for losses on receivables                                     177,458         95,011
               Gain on sale of investment                                              (65,367)            --
               Equity in earnings of affiliate                                        (618,926)            --
  Changes in operating assets and liabilities:
               Deferred income tax benefit                                              21,734        (43,157)
               Decrease in accounts receivable                                      32,782,173      1,027,102
               Decrease in inventories                                               3,843,367      2,273,050
               (Increase) in notes receivable from Unified Co-op                    (5,195,300)            --
               Decrease (increase) in prepaid expenses and other current assets         33,877       (170,096)
               Decrease (increase) in other assets                                     (31,645)        16,570
               (Decrease) increase in accounts payable                             (28,523,707)     1,449,965
               (Decrease) in accrued expenses                                       (2,222,925)    (1,698,888)
               (Decrease) in premium deposits                                             (258)            --
               (Decrease) in patronage dividend                                       (904,739)    (1,584,173)
                                                                                  ------------    -----------
                    Net cash provided by (used in) operating activities               (510,999)     1,736,453
                                                                                  ------------    -----------

Cash Flows from Investing Activities:
               Increase in investment in Unified Co-op                              (1,000,000)            --
               Increase in notes receivable                                           (175,251)       831,789
               Increase in notes receivable from Unified Co-op                      (1,000,000)            --
               Decrease in notes receivable from Taco Bell Coop                      8,567,346             --
               Sale (purchase) of marketable equity security                           119,742        (54,375)
               Additions to office equipment                                           (75,405)      (267,824)
                                                                                  ------------    -----------
                    Net cash used in investing activities                            6,436,432        509,590
                                                                                  ------------    -----------

Cash Flows from Financing Activities:
               (Decrease) increase  in short-term borrowings                          (443,302)       719,545
               (Decrease) in notes payable                                          (3,000,000)            --
               Proceeds from sale of stock, net of costs                                80,525        160,364
               Retirement of stock                                                     (14,750)       (37,430)
               Distribution to Taco Bell Coop                                         (334,140)            --
                                                                                  ------------    -----------
                    Net cash provided by financing activities                       (3,711,667)       842,479

Effect of exchange rate changes on cash and cash equivalents                            20,337         (5,697)
                                                                                  ------------    -----------
                    Net increase in cash and cash equivalents                        2,234,103      3,082,825

Cash and cash equivalents - beginning of period                                        271,853        160,065
                                                                                  ------------    -----------

Cash and cash equivalents - end of period                                         $  2,505,956    $ 3,242,890
                                                                                  ============    ===========

The accompanying notes are an integral part of the condensed consolidated financial statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
                 -----------------------------------------------

1.   Basis of Presentation

The accompanying financial statements are presented in accordance with the requirements of Form S-1 and consequently do not include all of the disclosures normally required by generally accepted accounting principles or those normally made in the registrant's annual Form 10-K filing. Accordingly, the reader of this Form S-1 may wish to refer to the Registrant's Form 10-K for the year ended October 31, 1998, for further information in this regard.

The accompanying financial statements for comparative purposes have been made to conform to the format of the registrant's Form 10-K for the year ended October 31, 1998, and have been prepared in accordance with the registrant's customary accounting practices and have not been audited. In the opinion of management, all adjustments (consisting of normal recurring accruals except for transaction described in Note 3) necessary for fair presentation of this information have been made.

2.   Other Comprehensive Income

Effective November 1, 1998 the company adopted Statement of Financial Accounting Standard (SFAS) No. 130, Reporting Comprehensive Income. This statement requires that all items recognized under accounting standards as components of comprehensive earnings be reported in a financial statement. This statement also requires that an entity classify items of other comprehensive earnings by their nature in a financial statement. For example, other comprehensive earnings may include foreign currency translation adjustments, minimum pension liability adjustments and unrealized gains and losses on certain marketable securities. Financial statements for prior periods have been reclassified, as required.

Comprehensive earnings consists of the following:

                                                                          Six Months Ended
                                                                               April 30,
                                                                          -----------------
                                                                          1999         1998
                                                                          ----         ----
Net income                                                              $ 73,886    $ 158,578
Other comprehensive income (loss):
  Foreign currency translation adjustment (net of related tax benefit
     of $0 in 1999 and 1998)                                              20,337       (5,697)
  Change in unrealized gain on marketable equity securities              (29,612)       9,125
                                                                        --------    ---------
Comprehensive income                                                    $ 64,611    $ 162,006
                                                                        ========    =========


3.   Recent Corporate Reorganization

On March 1, 1999, the KFC Coop joined with Tricon Global Restaurants, Inc. and franchisee owners and operators of KFC, Taco Bell and Pizza Hut restaurants to form Unified Foodservice Purchasing Co-op, LLC, as a new purchasing cooperative focusing on the purchase of the food, packaging, supplies, equipment, and related services used by such owners and operators (the "Corporate Reorganization"). The KFC Coop believes that the Unified Co-op will enable KFC, Taco Bell and Pizza Hut restaurant owners and operators to reduce their store delivered costs of goods and equipment. In addition to the KFC Coop, the other two members of the Unified Co-op are the Taco Bell National Purchasing Coop, Inc. and Pizza Hut National Purchasing Coop, Inc., both newly organized Delaware corporations with shareholder members who are operators of Taco Bell and Pizza Hut retail outlets, respectively.

The KFC Coop, the Taco Bell Coop and the Pizza Hut Coop each contributed $1,000,000 in capital to the Unified Co-op. Equity in earnings of the Unified Co-op is based on revenue and allocation of expenses to the respective cooperatives in accordance with the Operating Agreement between the KFC Coop, the Taco Bell Coop and the Pizza Hut Coop.

The following transaction took place on March 1, 1999.

                    KFC National Purchasing Cooperative, Inc.
                 Unaudited Condensed Consolidated Balance Sheet
                                  March 1, 1999

                                                                     Corporate Reorganization
                                                                            Adjustments
                                                    Historical    ------------------------------   As adjusted
                                                    Registrant    Taco Bell Coop   Unified Co-op    Registrant
Assets

Current Assets:
Cash and cash equivalents                          $ (5,909,246)                   $        300    $(5,909,546)
Accounts and notes receivable, net                   52,958,694    $ 12,158,183          24,164     40,776,347
Inventories                                           4,620,819       1,164,644                      3,456,175
Note Receivable - Affiliate                                          (8,608,568)        279,409      8,329,159
Prepaid expenses and other current assets               125,158           3,241         111,736         10,181
                                                   ------------    ------------    ------------    -----------
   Total Current Assets                              51,795,425       4,717,500         415,609     46,662,316
Investment in the Unified Coop                           50,000                        (950,000)     1,000,000
Deferred income taxes, excluding current portion        907,127          81,000                        826,127
Other assets                                          1,287,964                         705,559        582,405
                                                   ------------    ------------    ------------    -----------
   Total  Assets                                   $ 54,040,516    $  4,798,500    $    171,168    $49,070,848
                                                   ============    ============    ============    ===========

Liabilities and Members' Equity

Current Liabilities:
Notes Payable and short term borrowings            $  6,161,905                                    $ 6,161,905
Accounts payable                                     22,978,219    $  3,759,401                     19,218,818
Accrued expenses                                      3,122,879         183,382    $    171,168      2,768,329
Patronage dividend payable                            2,618,826                                      2,618,826
Patronage dividend accrued                            1,152,486                                      1,152,486
                                                   ------------    ------------    ------------    -----------
   Total Current Liabilities                         36,034,315       3,942,783         171,168     31,920,364
                                                   ------------    ------------    ------------    -----------

Members' Equity:                                                                                            --
Membership common stock                                   7,080             970                          6,110
Store common stock                                    1,994,763         336,400                      1,658,363
Unrealized gain on marketable equity security            65,366                                         65,366
Accumulated Foreign Currency                            (76,717)                                       (76,717)
Retained earnings, prior                             15,990,253         518,347                     15,471,906
Retained earnings, current                               25,456                                         25,456
                                                   ------------    ------------    ------------    -----------
   Total Members' Equity                             18,006,201         855,717              --     17,150,484
                                                   ------------    ------------    ------------    -----------
   Total  Liabilities and  Members' Equity         $ 54,040,516    $  4,798,500    $    171,168    $49,070,848
                                                   ============    ============    ============    ===========

4.   Affiliate -  Unified Foodservice Purchasing Co-op, LLC
The Unified Co-op is owned by its members, consisting of the KFC Coop, Taco Bell Coop, and Pizza Hut Coop. Summarized financial information of the Unified Co-op as of and for the two months ended April 30, 1999 is as follows:

                                                                                      Total
                           Registrant  Taco Bell Coop  Pizza Hut Coop     Other   Unified Co-op
                           ----------  --------------  --------------     -----   -------------
Sales                     $63,580,065    $23,990,432    $ 16,990,298    $138,090   $104,698,885
Sourcing Fee                  821,431      1,262,605         888,751          --      2,972,787
Gross profit                2,806,759      1,796,297       1,229,384     138,090      5,970,530
Net earnings                  618,926         49,121        (443,562)     16,007        240,492
-----------------------------------------------------------------------------------------------
Current assets                                                                     $ 58,358,763
Non-current assets                                                                      876,016
Current liabilities                                                                  53,696,218
Non-current liabilities                                                               3,328,549
Members' equity                                                                       2,210,012
-----------------------------------------------------------------------------------------------

5. Borrowing Arrangements

During quarter ended April 30, 1999, the KFC Coop terminated its line of credit of $8,000,000 and entered into a new borrowing arrangement, which had the effect of increasing its line of credit to $15,000,000, of which the entire amount was available as of April 30, 1999. In addition, the $3,000,000 line of credit with National Cooperative Bank available as of October 31, 1998 was terminated during the quarter ended April 30, 1999.

6. Note Receivable from the Unified Co-op

At April 30, 1999, the KFC Coop has a note receivable from the Unified Co-op of $5,865,591 representing the amount outstanding on an operating line of credit. The line of credit is used by the Unified Co-op to fund KFC Coop related operations of the Unified Co-op and bears no interest.

7. Contingencies

In April 1996, the KFC Coop entered into a finance program for stockholder members cosponsored by the National Cooperative Bank. The program initially provided up to $20,000,000 in loans to KFC Coop members which range from $100,000 to an individual maximum of $2,000,000. The KFC Coop has guaranteed from 10% to 25% of the declining balance based on each loan's classification. The National Cooperative Bank has agreed to maintain a reserve account which will be applied to losses prior to the KFC Coop incurring any loss. The reserve account is funded pursuant to the program agreements. The National Cooperative Bank's commitment to provide such loans terminated in June 1997. As of October 31, 1998, the National Cooperative Bank has funded approximately $6.5 million of credit risk associated with their guarantees through credit and monitoring procedures associated with their approval and periodic payments and reporting from the primary lender, the National Cooperative Bank. Currently, no losses are expected by the KFC Coop under this program.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

         The estimated expenses payable by the KFC Coop in connection with the registration of the interests offered hereby, other than underwriting discounts and commissions (of which there are none), are as follows:

               Registration fee                            $     0
               NASD filing fee                                   0
               "Blue Sky" filing fee and expenses
                (including legal expenses)                   2,000.00
               Printing expenses                             2,000.00
               Legal fees and expenses                       7,000.00
               Accounting fees and expenses                  3,500.00
               Miscellaneous expenses                          500.00
                                                           ----------
               Total                                       $15,000.00
                                                           ==========

               -------------------

Item 14. Indemnification of Officers and Directors.

         Article VIII of the Certificate of Incorporation of the KFC Coop provides as follows:

                                  Article VIII

         A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

         Article VII of the Bylaws of the KFC Coop provides as follows:

         7.1 Indemnification.

                  (a) The Cooperative shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Cooperative) by reason of the fact that he is or was a director, officer, employee or agent of the Cooperative, or is or was serving at the request of the Cooperative as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Cooperative, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Cooperative, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) The Cooperative shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Cooperative to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Cooperative, or is or was serving at the request of the Cooperative as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Cooperative and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Cooperative unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a director, officer, employee or agent of the Cooperative has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this
Section 7.1, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this
Section 7.1 (unless ordered by a court) shall be made by the Cooperative only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholder members.

                  (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Cooperative in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Cooperative as authorized in this Section 7.1. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to this Section 7.1 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  (g) The Cooperative shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Cooperative, or is or was serving at the request of the Cooperative as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Cooperative would have the power to indemnify him against such liability hereunder.

                  (h) For purposes of this Section 7.1, references to the Cooperative shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 7.1 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this Section 7.1 references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Cooperative" shall include any service as a director, officer, employee or agent of the Cooperative which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Cooperative" as referred to in this Section 7.1.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to this Section 7.1 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (k) If so provided in the Cooperative's Certificate of Incorporation, a director of the Cooperative shall not be personally liable to the Cooperative or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Cooperative or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 15. Recent Sales of Unregistered Securities.

         All sales of securities by the Cooperative within the past three years of the date of this Amendment were registered under the Securities Act of 1933.

Item 16. Exhibits and Financial Statement Schedules.

         (a)    Exhibits.

                 *3.1 Certificate of Incorporation of KFC Coop, as amended.

                **3.2 Bylaws of KFC Coop, as amended.

                 *4.1 Article IV of Certificate of Incorporation of KFC Coop, as amended.

                **4.2 Articles II, III, IV and IX of Bylaws of KFC Coop, as amended.

                 +5   Opinion of Brown, Todd & Heyburn as to the legality of the securities registered.

             ***10.1 Employment Agreement between Thomas D. Henrion and the KFC Coop (management contract required to be filed pursuant to Item 601(10) of Regulation S-K).

             ***10.2 Lease, dated June 21, 1983, between KFC Coop, as Lessee, and General Electric Corporation, as Lessor and amended on June 20, 1988.

              **10.3 Lease, dated April 8, 1988, between NTS/Breckenridge, Ltd. d/b/a The Springs and the KFC Coop.

               +10.4 Supplemental Benefits/Consulting Agreement between
Thomas D. Henrion and the KFC Coop effective as of January 1, 1994 (management contract required to be filed pursuant to Item 601(10) of Regulation S-K).

            ****10.5 Amendment No. 1 to Supplemental Benefits/Consulting Agreement between Thomas D. Henrion and the KFC Coop effective January 1996 (management contract required to be filed pursuant to Item 601(10) of Regulation S-K).

           *****10.6 Guaranty Agreement dated as of April 18, 1996 between the KFC Coop and National Consumer Cooperative Bank.

          ******10.7 Separation and Consulting Agreement between Thomas D. Henrion, KFC Coop and the Unified Foodservice Purchasing Co-op, LLC (management contract require to be filed pursuant to Item 601(10 of Regulation S-K).

        ********10.8 Sixth and Seventh Amendments to Lease between NTS/Springs Office, Ltd. and the KFC Coop.

                10.9 Loan Agreement between Bank One and the KFC Coop and related documents.

               +23.1 Consent of Brown, Todd & Heyburn is contained in their opinion filed as Exhibit 5 hereto.

                23.2 Consent of Independent Auditors.

                24   Power of Attorney.

         *******99.1 Operating Agreement for Unified Foodservice Purchasing Co-op, LLC.

         *******99.2 Form of Purchasing Program Management Agreement.

          + Previously filed in Registration Statement (File No. 3356982).

         *Incorporated by reference to the KFC Coop's Annual Report on Form 10-K for the fiscal year ended October 31, 1997 [File No. 2-63640].

         **Incorporated by reference to the KFC Coop's Annual Report on Form 10-K for the fiscal year ended October 31, 1998 [File No. 2-63640].

         ***Previously filed in Registration Statement (File No. 33-33801) with the Securities and Exchange Commission on March 9, 1990.

         ****Incorporated by reference to the KFC Coop's Annual Report on Form 10-K for the fiscal year ended October 31, 1995 [File No. 2-63640].

         *****Incorporated by reference to the KFC Coop's Annual Report on Form 10-K for the fiscal year ended October 31, 1996 [File No. 2-63640].

         ******Incorporated by reference to the Amendment No. 2 to the Tender Offer of the KFC Coop on Schedule 13E-4 [File No. 5-54907].

         *******Incorporated by reference to the Amendment No. 2 to the Proxy Statement of the KFC Coop on Schedule 14A [File No. 000-23496].

         ********Incorporated by reference to the KFC Coop's Annual Report on Form 10-K for the fiscal year ended October 31, 1999 [File No. 2-63640].

         (b)  Financial Statement Schedules.

         Report on Financial Statement Schedule and Consents of Independent Auditors Schedule II-Valuation and Qualifying Accounts

KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
(D/B/A FOODSERVICE PURCHASING COOPERATIVE, INC.)
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULE


To the Board of Directors and Stockholders
KFC National Purchasing Cooperative, Inc.

Our audit of the consolidated financial statements referred to in our report dated January 26, 1999 of KFC National Purchasing Cooperative, Inc. (d/b/a FoodService Purchasing Cooperative, Inc.) and Subsidiaries as of October 31, 1998 and for the year then ended, which financial statements are included in this Form S-1, also included an audit of the financial statement schedule listed in Item 16(b) of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.



/s/ PricewaterhouseCoopers LLP
--------------------------------------
    PricewaterhouseCoopers LLP


Louisville, Kentucky
January 26, 1999



                   REPORT ON FINANCIAL STATEMENT SCHEDULE AND
                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
KFC National Purchasing Cooperative, Inc.:

The audits referred to in our report dated December 8, 1997, included the related financial statement schedule for each of the years in the two-year period ended October 31, 1997, included in the Registration Statement. This financial statement schedule is the responsibility of the Cooperative's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.


KPMG LLP


Louisville, Kentucky
July 22, 1999






                                         BALANCE      CHARGED      CHARGED
                                            AT       TO COSTS     TO OTHER                  BALANCE
                                        BEGINNING      AND        ACCOUNTS    DEDUCTIONS    AT END
DESCRIPTION                             OF PERIOD    EXPENSES     DESCRIBE     DESCRIBE    OF PERIOD
------------------------------------    ---------    --------     --------    ----------   ---------

Allowance for losses on receivables:
     Year ended
          October 31;
             1996                       $1,408,727   $699,601        --       $715,749(A)  $1,392,579
             1997                        1,328,869    175,310        --         95,452(A)   1,408,727
             1998                        1,188,248    406,490        --        265,869(A)   1,328,869

(A) Uncollectible accounts and notes written off



Item 17.  Undertakings.

         (a) The undersigned KFC Coop hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the KFC Coop pursuant to the foregoing provisions, or otherwise, the KFC Coop has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the KFC Coop of expenses incurred or paid by a director, officer or controlling person of the KFC Coop in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the KFC Coop will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the KFC Coop has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on July 23, 1999.


                                    KFC NATIONAL PURCHASING
                                     COOPERATIVE, INC.

                                    By /s/ Daniel E. Woodside
                                       ----------------------------------------
                                       Daniel E. Woodside, President and
                                       Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




       *                       Director, Secretary                  July 23, 1999
--------------------------
William E. Allen

       *                       Vice President, Chief                July 23, 1999
--------------------------     Financial Officer
William L. Bickley             (Principal Accounting Officer)
                               (Principal Financial Officer)

                               Director
--------------------------
Christian L. Campbell

                               Director
--------------------------
William R. Carden

       *                       Director                             July 23, 1999
--------------------------
Robert C. Carle


       *                       Director                             July 23, 1999
--------------------------
James G. Cocolin




        *                        Director                           July 23, 1999
--------------------------
Ben E. Edwards



        *                        Director                           July 23, 1999
--------------------------
Lois G. Foust


        *                        Director                           July 23, 1999
--------------------------
Edward J. Henriquez, Jr.


        *                        Director, Chairman                 July 23, 1999
--------------------------
David G. Neal


                                 Director
--------------------------
James D. Olson

        *                        Director                           July 23, 1999
--------------------------
Darlene L. Pfeifer


        *                        Director                           July 23, 1999
--------------------------
Charles Rawley


        *                        Director,                          July 23, 1999
--------------------------       Vice Chariman
James B. Royster


        *                        Director                           July 23, 1999
--------------------------
Dean M. Sorgdrager


        *                        Director, President                July 23, 1999
--------------------------       Chief Executive Officer
Daniel E. Woodside



          *                      Director                           July 23, 1999
--------------------------
Ronald J. Young



By /s/ Daniel E. Woodside                                           July 23, 1999
  ---------------------------
  Daniel E. Woodside
  Attorney-in-fact pursuant
  to powers of attorney filed
  as Exhibit 24 to this Registration
  Statement.
